                                       WESTWOOD ONE, INC.

                                               and

                                      SUBSIDIARY GUARANTORS

                                  _____________________________


                                         CREDIT AGREEMENT


                                   Dated as of February 1, 1994


                                  ______________________________



                                     THE CHASE MANHATTAN BANK
                                     (NATIONAL ASSOCIATION),
                                     as Administrative Agent,

                                               and

                                         BANK OF MONTREAL

                                               and

                                     THE FIRST NATIONAL BANK
                                            OF BOSTON,
                                           as Co-Agents





            PAGE

                                        TABLE OF CONTENTS

                                                                              Page
                                                                              ____
                Section 1.  Definitions and Accounting Matters  . . . . . . . . 1
                      1.01  Certain Defined Terms . . . . . . . . . . . . . .   1
                      1.02  Accounting Terms and Determinations . . . . . . .  28
                      1.03  Types and Series of Loans and Commitments . . . .  29

                Section 2.  Commitments . . . . . . . . . . . . . . . . . . .  30
                      2.01  Loans . . . . . . . . . . . . . . . . . . . . . .  30
                      2.02  Borrowings  . . . . . . . . . . . . . . . . . . .  30
                      2.03  Changes of Commitments  . . . . . . . . . . . . .  31
                      2.04  Commitment Fee  . . . . . . . . . . . . . . . . .  32
                      2.05  Lending Offices . . . . . . . . . . . . . . . . .  32
                      2.06  Several Obligations; Remedies Independent . . . .  32
                      2.07  Notes . . . . . . . . . . . . . . . . . . . . . .  33
                      2.08  Conversions or Continuations of Loans . . . . . .  33

                Section 3.  Payments of Principal and Interest  . . . . . . .  34
                      3.01  Repayment of Loans  . . . . . . . . . . . . . . .  34
                      3.02  Interest  . . . . . . . . . . . . . . . . . . . .  35
                      3.03  Optional Prepayments  . . . . . . . . . . . . . .  36
                      3.04  Mandatory Prepayments . . . . . . . . . . . . . .  37

                Section 4.  Payments; Pro Rata Treatment;
                              Computations; Etc.  . . . . . . . . . . . . . .  39
                      4.01  Payments  . . . . . . . . . . . . . . . . . . . .  39
                      4.02  Pro Rata Treatment  . . . . . . . . . . . . . . .  40
                      4.03  Computations  . . . . . . . . . . . . . . . . . .  41
                      4.04  Minimum Amounts . . . . . . . . . . . . . . . . .  41
                      4.05  Certain Notices . . . . . . . . . . . . . . . . .  42
                      4.06  Non-Receipt of Funds by the Administrative
                              Agent . . . . . . . . . . . . . . . . . . . . .  43
                      4.07  Sharing of Payments, Etc. . . . . . . . . . . . .  43

                Section 5.  Yield Protection, Etc.  . . . . . . . . . . . . .  46
                      5.01  Additional Costs  . . . . . . . . . . . . . . . .  46
                      5.02  Limitation on Eurodollar Loans  . . . . . . . . .  49
                      5.03  Illegality  . . . . . . . . . . . . . . . . . . .  50
                      5.04  Treatment of Affected Loans . . . . . . . . . . .  50
                      5.05  Compensation  . . . . . . . . . . . . . . . . . .  51
                      5.06  U.S. Taxes  . . . . . . . . . . . . . . . . . . .  52

                Section 6.  Conditions Precedent  . . . . . . . . . . . . . .  56






                      6.01  Term Loans  . . . . . . . . . . . . . . . . . . .  56
                      6.02  Initial Revolving Credit Loans  . . . . . . . . .  60
                      6.03  Initial and Subsequent Loans  . . . . . . . . . .  60

                Section 7.  Representations and Warranties  . . . . . . . . .  61
                      7.01  Corporate Existence . . . . . . . . . . . . . . .  61
                      7.02  Financial Condition . . . . . . . . . . . . . . .  61



                                               (ii)












                                                                             Page
                                                                             ____
                      7.03  Litigation  . . . . . . . . . . . . . . . . . . .  62
                      7.04  No Breach . . . . . . . . . . . . . . . . . . . .  62
                      7.05  Action  . . . . . . . . . . . . . . . . . . . . .  62
                      7.06  Approvals . . . . . . . . . . . . . . . . . . . .  63
                      7.07  Use of Loans  . . . . . . . . . . . . . . . . . .  63
                      7.08  ERISA . . . . . . . . . . . . . . . . . . . . . .  63
                      7.09  Investment Company Act  . . . . . . . . . . . . .  63
                      7.10  Public Utility Holding Company Act  . . . . . . .  64
                      7.11  Material Agreements . . . . . . . . . . . . . . .  64
                      7.12  Environmental Laws  . . . . . . . . . . . . . . .  64
                      7.13  Subsidiaries, Etc.  . . . . . . . . . . . . . . .  65
                      7.14  Assets of the Company . . . . . . . . . . . . . .  65
                      7.15  Agreements  . . . . . . . . . . . . . . . . . . .  65
                      7.16  Solvency  . . . . . . . . . . . . . . . . . . . .  65
                      7.17  Security Documents  . . . . . . . . . . . . . . .  66
                      7.18  Certain Representations included in
                              Unistar/Infinity Transaction Documents. . . . .  66
                      7.19  Senior Indebtedness . . . . . . . . . . . . . . .  66
                      7.20  Disclosure. . . . . . . . . . . . . . . . . . . .  66
                      7.21  Certain Documents . . . . . . . . . . . . . . . .  67

                Section 8.  Covenants of the Company  . . . . . . . . . . . .  67
                      8.01  Financial Statements  . . . . . . . . . . . . . .  67
                      8.02  Litigation  . . . . . . . . . . . . . . . . . . .  71
                      8.03  Existence, Etc. . . . . . . . . . . . . . . . . .  72
                      8.04  Insurance . . . . . . . . . . . . . . . . . . . .  72
                      8.05  Capital Expenditures  . . . . . . . . . . . . . .  72
                      8.06  Liens . . . . . . . . . . . . . . . . . . . . . .  73
                      8.07  Indebtedness, Etc.  . . . . . . . . . . . . . . .  73
                      8.08  Investments and Joint Ventures  . . . . . . . . .  74
                      8.09  Restricted Payments . . . . . . . . . . . . . . .  75
                      8.10  Debt Ratios . . . . . . . . . . . . . . . . . . .  77
                      8.11  Total Interest Coverage Ratio; Total Pro
                              Forma Debt Service Coverage Ratio . . . . . . .  78
                      8.12  Prohibition of Fundamental Changes  . . . . . . .  78
                      8.13  Interest Rate Protection Agreements . . . . . . .  80
                      8.14  Sale or Discount of Receivables . . . . . . . . .  80
                      8.15  Lines of Business . . . . . . . . . . . . . . . .  80
                      8.16  Transactions With Affiliates  . . . . . . . . . .  80
                      8.17  Use of Proceeds . . . . . . . . . . . . . . . . .  81
                      8.18  Certain Obligations Respecting Subsidiaries . . .  81
                      8.19  Modifications of Certain Documents;
                              Subordinated Debt . . . . . . . . . . . . . . .  82






                Section 9.  Guarantee . . . . . . . . . . . . . . . . . . . .  82
                      9.01  Guarantee . . . . . . . . . . . . . . . . . . . .  83
                      9.02  Obligations Unconditional . . . . . . . . . . . .  83
                      9.03  Reinstatement . . . . . . . . . . . . . . . . . .  84
                      9.04  Subrogation . . . . . . . . . . . . . . . . . . .  85
                      9.05  Remedies  . . . . . . . . . . . . . . . . . . . .  85
                      9.06  Continuing Guarantee  . . . . . . . . . . . . . .  85




                                              (iii)












                                                                             Page
                                                                             ____
                      9.07  Rights of Contribution  . . . . . . . . . . . . .  85
                      9.08  Limitation on Subsidiary Obligor Obligations  . .  86

                Section 10.  Events of Default  . . . . . . . . . . . . . . .  86

                Section 11.  The Agents . . . . . . . . . . . . . . . . . . .  91
                      11.01  Appointment, Powers and Immunities . . . . . . .  91
                      11.02  Reliance by Each Agent . . . . . . . . . . . . .  92
                      11.03  Defaults . . . . . . . . . . . . . . . . . . . .  93
                      11.04  Rights as a Bank . . . . . . . . . . . . . . . .  93
                      11.05  Indemnification  . . . . . . . . . . . . . . . .  94
                      11.06  Non-Reliance on Agents and Other Banks . . . . .  94
                      11.07  Failure to Act . . . . . . . . . . . . . . . . .  95
                      11.08  Resignation or Removal of Agents . . . . . . . .  95
                      11.09  Collateral Sub-Agents  . . . . . . . . . . . . .  96

                Section 12.  Miscellaneous  . . . . . . . . . . . . . . . . .  96
                      12.01  Waiver . . . . . . . . . . . . . . . . . . . . .  96
                      12.02  Notices  . . . . . . . . . . . . . . . . . . . .  96
                      12.03  Expenses, Etc. . . . . . . . . . . . . . . . . .  97
                      12.04  Amendments, Etc. . . . . . . . . . . . . . . . .  98
                      12.05  Successors and Assigns . . . . . . . . . . . . .  99
                      12.06  Bank Assignments and Participations  . . . . . . 100
                      12.07  Survival . . . . . . . . . . . . . . . . . . . . 102
                      12.08  Captions . . . . . . . . . . . . . . . . . . . . 102
                      12.09  Counterparts . . . . . . . . . . . . . . . . . . 103
                      12.10  Governing Law; Submission to Jurisdiction  . . . 103
                      12.11  Waiver of Jury Trial . . . . . . . . . . . . . . 103
                      12.12  Treatment of Certain Information;
                               Confidentiality  . . . . . . . . . . . . . . . 103
                      12.13  Senior Indebtedness  . . . . . . . . . . . . . . 104


                SCHEDULE I    - Banks and Commitments
                SCHEDULE II   - Permitted Liens
                SCHEDULE III  - Material Agreements
                SCHEDULE IV   - Subsidiaries and Investments
                SCHEDULE V    - Litigation
                SCHEDULE VI   - Conflicts with Certain Agreements
                SCHEDULE VII  - Scheduled Cost Savings

                EXHIBIT A-1   - Form of Term Loan Note
                EXHIBIT A-2   - Form of Revolving Credit Note
                EXHIBIT B     - Form of Security Agreement






                EXHIBIT C     - Form of Opinion of Counsel to the Obligors
                EXHIBIT D     - Form of Opinion of Special Counsel to the
                                    Obligors
                EXHIBIT E     - Form of Opinion of Special New York Counsel to
                                    Chase
                EXHIBIT F     - Form of Confidentiality Agreement
                EXHIBIT G     - Form of Borrowing Notice


                                               (iv)

                       CREDIT AGREEMENT dated as of February 1, 1994, between:
                WESTWOOD ONE, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors and assigns, the "Company"); each of the Subsidiaries of the Company identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereof (individually, together with its successors and assigns, a "Subsidiary Guarantor" and, together with the Company, the "Obligors"); each of the lenders identified under the caption "BANKS" on the signature pages hereof or which, pursuant to
                Section 12.06(a) hereof, shall become a "Bank" hereunder (individually, a "Bank" and, collectively, the "Banks"); THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent"); THE FIRST NATIONAL BANK OF BOSTON, a national banking association, and BANK OF MONTREAL, a bank organized under the laws of Canada, as co-agents for the Banks (in such capacity, together with their respective successors in such capacity, the "Co-Agents" and, together with the Administrative Agent, the "Agents").

                           The Company has requested the Banks to make loans to
                the Company in an aggregate principal amount not exceeding $125,000,000 at any one time outstanding to finance the Unistar Acquisition (as such term is defined in Section 1.01 hereof), the repayment of the Retained Unistar Debt (as so defined), the payment of certain related fees and expenses, and the working capital requirements of the Company and its Subsidiaries.


                          The Obligors, the Banks and the Agents are entering
                into this Agreement pursuant to which the Banks will make such loans to the Company, and each Subsidiary Guarantor will guarantee the loans so made to the Company, and the Obligors will execute and deliver a security agreement and related documents providing for security interests and liens to be granted to the Banks and the Agents hereunder. Accordingly, the parties hereto hereby agree as follows:


                          Section 1.  Definitions and Accounting Matters.


                          1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this

                Agreement in the singular to have the same meanings when used in the plural and vice versa):

                         "Acquisition" shall mean any transaction, or any series
                of related transactions, consummated after the date of this Agreement (other than the Unistar Acquisition), by which the Company and/or any of its Subsidiaries directly or indirectly acquires (whether through purchase of assets, merger or otherwise) (a) all or any substantial part of any ongoing business or all or all or any substantial part of the assets of any corporation, partnership or other entity or of any division of any entity, (b) control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) control of a majority ownership interest in any partnership or other entity. The terms "Acquire" and "Acquired" used as a verb shall have a correlative meaning. For purposes hereof, the "amount" of an Acquisition shall be equal to the aggregate amount of cash and the fair market value of all non-cash consideration paid or delivered by the Company and its Subsidiaries in connection therewith.

                         "Adjusted Pro Forma Operating Cash Flow" shall mean (a)
                Operating Cash Flow for the Company for the Fiscal Year ended November 30, 1993 (calculated as if the cost savings described in Schedule VII hereto had been achieved during such Fiscal
                Year) plus (b) Operating Cash Flow for Unistar for the fiscal year of Unistar ended December 31, 1993.

                          "Affiliate" shall mean any Person which directly or
                indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries and the Company and its Subsidiaries shall not be deemed to be Affiliates of each other.


                          "Agreement" shall mean this Credit Agreement, as the
                same shall be modified and supplemented and in effect from time to time, and the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified.

                          "Applicable Lending Office" shall mean, for each Bank
                and for each type of Loan, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained.


                          "Applicable Margin" shall mean:

                         (a) with respect to Base Rate Loans, 1.50% at all times when the Total Debt Ratio is greater than 5.00 to 1, 1.00% at all times when the Total Debt Ratio is greater than
                    4.00 to 1 and less than or equal to 5.00 to 1, and 0.50% at all times when the Total Debt Ratio is less than or equal to
                    4.00 to 1; and

                         (b) with respect to Eurodollar Loans, 2.50% at all times when the Total Debt Ratio is greater than 5.00 to 1, 2.00% at all times when the Total Debt Ratio is greater than
                    4.00 to 1 and less than or equal to 5.00 to 1, and 1.50% at all times when the Total Debt Ratio is less than or equal to
                    4.00 to 1.


                For purposes of this definition, the Total Debt Ratio shall be
                determined (i) for any day during the period commencing on the
                Closing Date and ending on the second Business Day after the
               first date the Company delivers consolidated financial statements of the Company pursuant to either Section 8.01(a) or 8.01(b)
               hereof on the basis of the most recent consolidated financial statements of the Company referred to in Section 7.02 hereof, and
               (ii) for any day thereafter on the basis of the then most recent consolidated financial statements of the Company delivered pursuant to said Section 8.01(a) or 8.01(b), and any change in the Applicable Margin as a result of a change in the Total Debt
               Ratio shall be effective as of the second Business Day following the date the relevant financial statements of the Company are delivered pursuant to said Section 8.01(a) or 8.01(b) to the
               Administrative Agent, provided that in the event that Company shall fail to deliver any consolidated financial statements by the respective date required pursuant to said Sections 8.01(a)
               and 8.01(b), the Total Debt Ratio then in effect shall continue to be in effect until the second Business Day following the date such financial statements are in fact delivered.

                          "Bailee Agreements" shall have the meaning assigned to
                such term in Section 6.01(o) hereof.


                          "Base Rate" shall mean, for any day, the higher of
                (a) the Federal Funds Rate for such day plus 1/4 of 1% and
                (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

                          "Base Rate Loans" shall mean Loans that bear interest
                at rates based upon the Base Rate.


                          "Basic Documents" shall mean, collectively, this
                Agreement, the Notes and the Security Documents.

                          "Business Day" shall mean any day on which commercial
                banks are not authorized or required to close in New York City and, if such day relates to a borrowing of, a payment or prepay-ment of principal of or interest on, or a Continuance of or a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Continuance, Conversion or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                          "Capital Expenditures" shall mean, for any period,
                expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

                         "Capital Lease Obligations" shall mean, for any Person,
                the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                          "Chase" shall mean The Chase Manhattan Bank (National
                Association).


                          "Class Action Warrants" shall mean the warrants
                outstanding as of the date hereof (not in excess of 3,000,000 in number), each exercisable by the holder thereof to purchase one share of the common stock of the Company at a price of $17.25 per share, as in effect from time to time.


                          "Closing Date" shall mean the date upon which the Term
                Loans are made hereunder.

                          "Code" shall mean the Internal Revenue Code of 1986,
                as amended from time to time.

                          "Collateral" shall mean the "Collateral" under and as
                defined in the Security Agreement.


                          "Commitment Termination Date" shall mean the Quarterly
                Date falling on or nearest to November 30, 2001.

                          "Commitments" shall mean, collectively, the Term Loan
                Commitments and the Revolving Credit Commitments.

                         "Consolidated Subsidiary" shall mean, for any Person,
               each Subsidiary of such Person (whether now existing or hereafter created or Acquired) the financial statements of which are (or
               are required to be) consolidated with the financial statements of such Person in accordance with GAAP.

                          "Continue", "Continuation" and "Continued" shall refer
                to the continuation pursuant to Section 2.08 hereof of a Eurodollar Loan from one Interest Period for such Loan to the next Interest Period for such Loan.

                          "Convert", "Conversion" and "Converted" shall refer to
                a conversion pursuant to Section 2.08 hereof of Base Rate Loans into Eurodollar Loans or of Eurodollar Loans into Base Rate Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.


                          "Default" shall mean an Event of Default or an event
                which with notice or lapse of time or both would become an Event of Default.

                         "Deferred Programming Expense" shall mean, for any
               period, costs of the Company and its Subsidiaries incurred during such period in connection with the development of new programming, which costs are deferred and amortized by the Company and its Subsidiaries.


                         "Disposition" shall mean any sale, assignment, transfer
               or other disposition (including, without limitation, the transfer of all or a substantial part of its rights by means of an exclusive license or sublicense) of any Property (whether now owned or hereafter acquired) by the Company or any of its Subsidiaries to any other Person, excluding the granting of Liens under and other dispositions by the Company or such Subsidiary pursuant to the Security Agreement. The terms "Dispose" and "Disposed" used as a verb shall have a correlative meaning.


                         "Dollars" and "$" shall mean lawful money of the United
                States of America.

                          "Environmental Laws" shall mean any and all Federal,
               state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental
                restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants,
               contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                         "Equity Issuance" shall mean (a) any issuance or sale
               by the Company or any of its Subsidiaries after the date hereof of (i) any capital stock or other ownership interests in the Company or any Subsidiary or (ii) any Equity Rights therefor or
               (b) the receipt by the Company or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include
               (v) any such issuance or sale by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company,
               (w) any capital contribution by the Company or any Wholly Owned Subsidiary of the Company to any Subsidiary of the Company,
               (x) any such issuance upon the exercise of the Initial Warrant or the Incentive Warrants, any other such issuance pursuant to the Securities Purchase Agreement, or the conversion rights provided for by the 9% Debenture Indenture and the 6-3/4% Debenture Indenture, (y) any such issuance or sale to directors, officers or employees of the issuing or selling Person as compensation for services rendered to such Person or any Subsidiary of such Person, or (z) any such issuance to a Person as consideration for the sale by such Person of any Property to the Company or any of its Subsidiaries pursuant to an Acquisition permitted by
               Section 8.12(b)(ii) hereof.

                         "Equity Rights" shall mean, with respect to the Company
               or any of its Subsidiaries, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind for the issuance, sale, purchase, or registration of any shares of any class of capital stock or any other ownership interests in the Company or such Subsidiary (as the case may be); provided that Equity Rights shall not include the Initial Warrant, the Incentive Warrants, the conversion rights provided for by the 9% Debenture Indenture and the 6-3/4% Debenture Indenture or the registration rights provided for by the Registration Rights Agreement.

                          "ERISA" shall mean the Employee Retirement Income
                Security Act of 1974, as amended from time to time.

                          "ERISA Affiliate" shall mean any corporation or trade
                or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

                          "Eurodollar Base Rate" shall mean, with respect to any
                Eurodollar Loan for any Interest Period therefor, the arithmetic mean, as determined by the Administrative Agent, of the rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted by the respective Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by the respective Reference Banks to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount equal to $5,000,000.


                          "Eurodollar Loans" shall mean Loans that bear interest
                at rates based upon rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.


                          "Eurodollar Rate" shall mean, for any Eurodollar Loan
                for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (a) the Eurodollar Base Rate for such Loan for such Interest Period divided by (b) the result of 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

                          "Event of Default" shall have the meaning assigned to
                such term in Section 10 hereof.


                          "Existing Credit Agreement" shall mean the Loan and
                Security Agreement dated as of November 15, 1993 by and between the Company, various of its Subsidiaries and Foothill Capital Corporation, as the same shall be modified and supplemented and in effect from time to time.

                         "Excess Cash Flow" shall mean, for any Fiscal Year, the
               amount (if any) by which (a) Operating Cash Flow for such Fiscal

               Year exceeds (b) the sum of (i) Total Debt Service for such Fiscal Year plus (ii) the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries during such Fiscal Year made as permitted by Section 8.05 hereof plus (iii) the excess (if any) of Working Investment for the Company and its Consolidated Subsidiaries as at the end of such Fiscal Year over Working Investment for the Company and its Consolidated Subsidiaries as at the end of the prior Fiscal Year (or, minus the excess (if any) of Working Investment for the Company and its Consolidated Subsidiaries as at the end of the prior Fiscal Year over Working Investment for the Company and its Consolidated Subsidiaries as at the end of such Fiscal Year) plus (iv) the aggregate amount of Management Fees paid during such Fiscal Year plus (v) federal, state and local taxes actually paid by the Company and its Subsidiaries during such Fiscal Year plus
               (vi) $2,000,000 plus (vii) the amount of Restructuring Expenses (up to but not exceeding $8,700,000 in the aggregate) deducted in determining Operating Cash Flow for such Fiscal Year.

                         "Federal Funds Rate" shall mean, for any day, the rate
               per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

                         "Fiscal Year" shall mean a fiscal year of the Company.


                         "Fixed Charges Ratio" shall mean, as at any date of
               determination thereof, the ratio of (a) Operating Cash Flow for the period of four fiscal quarters of the Company ended on, or most recently ended prior to, such date to (b) the sum of (i) Capital Expenditures made during such period plus (ii) Management Fees paid during such period plus (iii) the sum of all principal payments scheduled to be made during such period plus Total Interest for such period.

                          "GAAP" shall mean generally accepted accounting
                principles applied on a basis consistent with those which, in accordance with Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.


                          "Guarantee" shall mean a guarantee, an endorsement, a
                contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarilyfor the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

                          "Guaranteed Obligations" shall have the meaning
                assigned to such term in Section 9.01 hereof.

                          "Hazardous Material" shall mean, collectively, any oil
                hazardous waste, hazardous material or hazardous substance as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6921 et seq., the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any other Federal or State Environmental Law.


                          "Incentive Warrants" shall mean the Stock Incentive
                Option as defined in the Management Agreement (comprising three warrants each for 500,000 shares of the Company's common stock) to be issued to INI pursuant to the Management Agreement, as the same shall be modified and in effect from time to time.


                          "Indebtedness" shall mean, as to any Person, without
                duplication:  (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar
                instruments (including, without limitation, obligations under agreements not to compete and Interest Rate Protection
                Agreements); (b) all obligations of such Person for the deferred purchase price of property or services (including without
                limitation obligations under agreements not to compete), except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than
                60 days or which are being contested in good faith byappropriate proceedings; (c) all Capital Lease Obligations of such Person;
                (d) all Indebtedness of others secured by a Lien on any
                properties, assets or revenues of such Person; (e) all
                Indebtedness of others Guaranteed by such Person; and (f) all obligations of such Person, contingent or otherwise, in respect of letters of credit or bankers' acceptances or similar
                instruments; provided, that the indebtedness of the Companyunder the 9% Debentures and the 9% Debenture Indenture shall not constitute "Indebtedness" hereunder.

                          "Infinity" shall mean Infinity Broadcasting
                Corporation, a Delaware corporation.


                          "INI" shall mean (a) Infinity Network Inc., a Delaware
                corporation that, on the date hereof, is a Wholly Owned Subsidiary of Infinity, or (b) any other Wholly Owned Subsidiary of Infinity which owns capital stock or other ownershipinterests of the Company; provided that Infinity shall have notified the Administrative Agent of the name of such other Subsidiary and the amount of such ownership interests owned by it.

                          "Initial Warrant" shall mean the Warrant to be issued
                to INI pursuant to, and as defined in, the Securities Purchase Agreement.

                          "Interest Period" shall mean, with respect to any
                Eurodollar Loan, each period commencing on the date such
                Eurodollar Loan is made or Converted from a Base Rate Loan orthe last day of the immediately preceding Interest Period for such
                Loan and ending on the numerically corresponding day in the first, second, third, sixth or (in respect of any such Loan of a particular series, with the approval of all of the Banks holding
                Loans and/or Commitments of such series) twelfth calendar month thereafter, as the Company may select as provided in Section
                4.05 hereof, except that each Interest Period which commences on the
                last Business Day of a calendar month (or on any day for which
               there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (a) no Interest Period for any Term Loan may commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term
               Loans having Interest Periods which end after such Principal
               Payment Date shall be equal to or less than the aggregate
               principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal of such Loans required to be made on such Principal Payment Date; (b) no
               Interest Period for any Revolving Credit Loan may end after the
               Commitment Termination Date; (c) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding
               Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (d) notwithstanding clause (a) and (b) above, no Interest Period shall have a
               duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such
               Loan shall not be available as a Eurodollar Loan hereunder.

                          "Interest Rate Protection Agreement" shall mean, for
                any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

                          "Investment" shall mean, for any Person:  (a) the
                acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures,
                partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition
                (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property fromanother
                Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory, supplies, goods, services or advertising sold in the ordinary course of business); or (c) the entering into of any Guarantee
                of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication)
                any amount committed to be advanced, lent or extended to such
                Person.


                         "Joint Venture" shall mean a joint venture, partnership
                or other similar arrangement, whether in corporate, partnership or other legal form; provided that, no such entity that is a Subsidiary of any Person shall be considered to be a Joint Venture to which such Person is a party.


                          "Lien" shall mean, with respect to any Property, any
                mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.


                          "Loans" shall mean, collectively, Term Loans and
                Revolving Credit Loans.

                          "Majority Banks" shall mean the Majority Term Loan
                Banks and Majority Revolving Credit Banks.

                          "Majority Revolving Credit Banks" shall mean, at any
                time, Revolving Credit Banks holding at least 66-2/3% of the sum of (a) the aggregate outstanding principal amount of the Revolving Credit Loans and (b) if the Revolving Credit Commit-ments are then in effect, the aggregate unused amount of Revolving Credit Commitments.

                          "Majority Term Loan Banks" shall mean, at any time,
                Term Loan Banks having at least 66-2/3% of the aggregate amount of the Term Loan Commitments (or, if the Term Loan Commitments have terminated, the aggregate outstanding principal amount of the Term Loans).

                          "Management Agreement" shall mean a Management

                Agreement between the Company and Infinity in substantially the form of Exhibit A to the Stock Purchase Agreement, as the same
                shall be modified and supplemented and in effect from time to time.

                          "Management Fees" shall mean, for any period, fees and
                cash incentive bonuses payable to Infinity under the Management Agreement during such period for administrative, management and other services performed for the Company and its Subsidiaries.

                          "Management Services Subordination Agreement" shall
                mean a subordination agreement, in form and substance satisfactory to the Administrative Agent, between Infinity, the Company and the Administrative Agent providing for the subordination of the Management Fees to all amounts owing to the Banks and the Administrative Agent hereunder and under the other Basic Documents, as the same shall be modified and supplemented and in effect from time to time.

                          "Margin Stock" shall mean margin stock within the
                meaning of Regulation U and Regulation X.


                         "Material Adverse Effect" shall mean a material adverse
                effect on (a) the Property, business, operations, financial condition, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of any of the Banks and the Agents under any of the Basic Documents or (e) the timely payment of any principal of or interest on the Loans or any other amounts payable in connection therewith.


                          "Multiemployer Plan" shall mean a multiemployer plan
                defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.


                         "9% Debenture Indenture" shall mean the Indenture dated
                as of December 15, 1990 between the Company and The Bank of New York, as Trustee, providing for the 9% Debentures, as the same shall be modified and supplemented and in effect from time to time.

                          "9% Debentures" shall mean the 9% Convertible Senior
                Subordinated Debentures Due 2002 of the Company, as the same shall be modified and supplemented and in effect from time to time.

                         "Notes" shall mean Term Loan Notes and Revolving Credit
                Notes.


                         "Operating Cash Flow" shall mean, for any period for
               any Person, the sum, for such Person and its Subsidiaries, of the following (determined on a consolidated basis without duplication in accordance with GAAP, except as otherwise specified below):
               (a) net revenues of such Person and its Subsidiaries for such period (excluding (i) any net gain or loss arising from the sale of capital assets during such period; (ii) any gain arising from any write-up of assets during such period; (iii) net earnings for such period of any other Person in which such Person or any of its Subsidiaries has an ownership interest unless such net earnings shall have actually been received by such Person or such Subsidiary in the form of cash distributions; (iv) any portion of the net earnings of any Subsidiary of such Person for such period which for any reason is unavailable for payment of dividends to such Person or any other such Subsidiary; (v) any gain realized during such period arising from the acquisition of any securities of such Person or any of its Subsidiaries; (vi) any "extra-ordinary earnings" or "extraordinary losses" for such period as such terms are interpreted under GAAP; and (vii) any interest income of such Person and its Subsidiaries realized during such period); minus (b) operating expenses of such Person for such Period, including, without limitation, capitalized programming expenses, capitalized station affiliation agreement costs and, with respect to the Company, all out-of-pocket expenses payable to Infinity pursuant to Section 1.6 of the Management Agreement, but excluding (i) depreciation, amortization (including, without limitation, amortization of Deferred Programming Expenses), and other non-cash charges accrued for such period by such Person and its Subsidiaries, and (ii) with respect to the Company for any period ending on or prior to November 30, 1994, the amount of Restructuring Expenses (up to but not exceeding $8,700,000 in the aggregate) incurred during such period to the extent such Restructuring Expenses were included in determining operating expenses for such period); provided that:


                          (1) for purposes hereof (other than for purposes of
                     computing the Total Debt Ratio for determinations of the
                     Applicable Margin), Operating Cash Flow (W) for the period
                    of four fiscal quarters of the Company ending February 28,
                    1994 shall be increased by $5,300,000; (X) for the period of four fiscal quarters of the Company ending May 31, 1994
                    shall be increased by $3,975,000; (Y) for the period of four fiscal quarters of the Company ending August 31, 1994 shall be increased by $2,650,000; and (Z) for the period of four fiscal quarters of the Company ending November 30, 1994
                    shall be increased by $1,325,000;

                          (2) for purposes of computing the Total Interest
                     Coverage Ratio and the Fixed Charges Ratio for any period, Operating Cash Flow of the Company and its Subsidiaries for such period shall be calculated after taxes; and

                         (3) for purposes of computing the Senior Debt Ratio and
                     the Total Debt Ratio for any period, Operating Cash Flow of the Company and its Subsidiaries for such period shall be calculated before taxes.

                          "Other Pro Forma Interest" shall mean, for any period,
                an aggregate amount equal to interest for such period on an amount equal to the outstanding principal amount of Indebtedness referred to in Section 8.07(a)(v) hereof outstanding on the day immediately preceding such period at the respective rate per annum equal to the rate specified in the applicable instrument evidencing or governing the related series of Indebtedness; provided that interest on a floating rate basis for such period shall be deemed to accrue on such Indebtedness at a rate per annum equal to the rate of interest with respect to such Indebtedness in effect on the day immediately preceding such period.

                          "Payment Default" shall mean an Event of Default under
                Section 10(a) hereof.


                          "PBGC" shall mean the Pension Benefit Guaranty
                Corporation or any entity succeeding to any or all of its functions under ERISA.

                          "Permitted Liens" shall mean:


                          (a)  pledges or deposits by the Company or any of its

                    Subsidiaries under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company or any of its Subsidiaries), or leases to which the Company or any of its Subsidiaries are parties, deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, deposits of cash or U.S. Government bonds to secure surety or appeal bonds or performance bonds to which the Company or any of its Subsidiaries are parties or which are issued for their account, or deposits for the payment of rent (provided that such deposits as security for the payment of rent are required in the ordinary course of business);

                         (b) Liens imposed by law, such as landlords', carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against the Company or any of its Subsidiaries with respect to which the Company or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review in good faith and by proper proceedings;


                         (c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment and Liens for taxes, assessments or other governmental charges the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves, determined in accordance with GAAP, are being maintained;

                          (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or other Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or to the ownership of their Property which were not incurred in connection with Indebtedness of the Company or any of its Subsidiaries, which Liens do not in the aggregate materially detract from the value of said Properties or materially impair the operation of the business taken as a whole of the Company or such Subsidiary;

                         (e) (i) Liens created in connection with Capital Lease Obligations of the Company or any of its Subsidiaries,
                provided that such Liens do not encumber any Property other than the Property financed by the capital lease under which such Capital Lease Obligations exist and (ii) Liens permitted by clause (iv) of Section 8.06 hereof;


                          (f) existing Liens in respect of Property of the Company or any of its Subsidiaries listed on Schedule II hereto (excluding, however, following the making of the initial Loans hereunder, the existing Liens securing obligations of the Company and its Subsidiaries under the Existing Credit Agreement);

                         (g)  Liens created pursuant to the Security Documents;

                         (h) extensions, renewals, refinancings or replacements of any Permitted Liens referred to in clauses (e) and (f) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal, refinancing or replacement is limited to the Property originally encumbered thereby.


                          "Person" shall mean any individual, corporation,
                company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).


                          "Plan" shall mean an employee benefit or other plan
                established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multi-employer Plan.


                         "Post-Default Rate" shall mean, in respect of the
               principal of any Loan or any other amount payable by any Obligor under this Agreement, any Note or any other Basic Document to which it is a party, from and after the occurrence and during the continuance of a Payment Default, a rate per annum equal to the lesser of (a) 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans (provided that, with respect to a Eurodollar Loan, the "Post-Default Rate"
               for such principal shall be, for the period from and including
                such date of occurrence of such Payment Default to but excluding the date upon which such Loan is Converted to a Base Rate Loan pursuant to Section 2.08 hereof, a rate per annum equal to 2%
                plus the interest rate for such Loan as provided in

               Section 3.02(a)(ii) hereof and, thereafter, the rate provided for above in this definition), and (b) the maximum rate permitted by the law of the State of New York.


                          "Prime Rate" shall mean the rate of interest from time
                to time announced by Chase at the Principal Office as its prime commercial lending rate.

                          "Principal Office" shall mean the principal office of
                the Administrative Agent and Chase, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

                         "Principal Payment Date" shall mean each Quarterly Date
               on which a principal payment in respect of Term Loans is required to be made pursuant to Section 3.01(a) hereof.

                         "Pro Forma Debt Service" shall mean, for any period,
               the sum of the following for such period: (a) Pro Forma Interest for such period plus (b) the aggregate amount of payments of principal scheduled to be made by the Company and its Subsidi-aries in respect of Indebtedness during such period.

                          "Pro Forma Interest" shall mean, for any period, the
                sum of the following for such period: (a) Senior Pro Forma Interest plus (b) Subordinated Pro Forma Interest plus (c) Other Pro Forma Interest.

                          "Property" shall mean any right or interest in or to
                property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (and including, without limitation, rights and interests in contracts and leases).

                          "Proxy Statement" shall mean the Proxy Statement dated
                January 7, 1994 for the Special Meeting of the Shareholders of the Company to be held on January 28, 1994, as the same shall be modified and supplemented and in effect from time to time.

                          "Quarterly Dates" shall mean the last Business Day of
                February, May, August and November in each year, the first of which shall be the first such day after the date of this Agreement.

                          "Reference Banks" shall mean Chase, The First National
                Bank of Boston and Bank of Montreal (or their Applicable Lending Offices, as the case may be).

                          "Registration Rights Agreement" shall mean a
                Registration Rights Agreement between the Company and INI in substantially the form of Exhibit C to the Stock Purchase Agreement, as the same shall be modified and supplemented and in effect from time to time.


                         "Regulation D", "Regulation U" and "Regulation X" shall
               mean, respectively, Regulation D, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.


                         "Regulatory Change" shall mean, with respect to any
               Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                          "Release" shall mean any "release" as such term is
                defined in 42 U.S.C. Section 9601(22) or any successor statute.


                         "Reserve Requirement" shall mean, for any Interest
               Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest
               Period under Regulation D by member banks of the Federal Reserve
               System in New York City with deposits exceeding one billion
               Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D).  Without limiting the effect of the foregoing,
               Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory
               Change against (a) any category of liabilities which includes
                deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of "Eurodollar Base

                Rate" in this Section 1.01 or (b) any category of extensions of credit or other assets which includes Eurodollar Loans.

                          "Restricted Payments" shall mean:


                          (a) any declaration or payment (whether made by the
                     Company or any of its Subsidiaries) of dividends or other distributions (in cash, property or obligations) on account of any shares of any class of stock of the Company, but excluding dividends on account of common stock of the Company payable solely in shares of common stock of the Company;

                         (b) any payment (whether made or effected by the
                    Company or any of its Subsidiaries, other than any payment to the Company by any of its Subsidiaries or to any Subsidiary of the Company by any of such Subsidiary's Subsidiaries) on account of, or any payment (whether made or effected by the Company or any of its Subsidiaries, other than any payment to the Company by any of its Subsidiaries or to any Subsidiary of the Company by any of such Subsidiary's Subsidiaries) or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, prepayment, retirement or other acquisition of, any shares of any class of capital stock of the Company or any of its Subsidiaries or any Equity Rights therefor;

                          (c) any payment (whether made by the Company or any of
                     its Subsidiaries) on account of the purchase, redemption, prepayment, defeasance (including, but not limited to, in-substance or legal defeasance) or other acquisition or retirement for value of any of the Subordinated Debt; and

                         (d) any payment of management or similar fees
                   (including, without limitation, Management Fees, but
                    excluding all expenses payable to Infinity, in its capacity as "Manager", under Section 1.6 of the Management Agreement) by the Company or any of its Subsidiaries to Infinity or any other Affiliate of the Company (other than to any employee, officer or director of the Company or its Subsidiaries in connection with the performance of such employee's, officer's or director's duties in such capacity).

                          "Restructuring Expenses" shall mean, for any period,
                the aggregate amount of costs and expenses incurred by the Company and its Subsidiaries during such period in connection with the consummation of the Unistar Acquisition and the other transactions contemplated by Unistar/Infinity Transaction Documents, including, without limitation, legal expenses, severance costs and other employee benefits, lease termination expenses and other restructuring expenses incurred in connection with such transactions.


                         "Retained Unistar Debt" shall mean the "Retained Debt",
               as defined in the Proxy Statement.

                          "Revolving Credit Banks" shall mean (a) on the date of
                this Agreement, the Banks having Revolving Credit Commitments as specified on Schedule I hereto under the heading "Revolving Credit Commitments" and (b) thereafter, the Banks from time to time holding Revolving Credit Loans and, if any Revolving Credit Commitments are then in effect, Revolving Credit Commitments (after giving effect to any assignments thereof pursuant to Section 12.06(a) hereof).

                         "Revolving Credit Commitments" shall mean, with respect
               to each Revolving Credit Bank, the obligation of such Bank to make Revolving Credit Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding (a) in the case of a Revolving Credit Bank that is a party to this Agreement as of the date hereof, the amount set forth opposite the name of such Bank on Schedule I hereto under the heading "Revolving Credit Commitments" and (b) in the case of any other Revolving Credit Bank, the aggregate amount of the Revolving Credit Commitments of other Revolving Credit Banks acquired by it pursuant to Section 12.06(a) hereof (in each case, as the same may be reduced from time to time pursuant to Section 2.03 hereof or increased or reduced from time to time pursuant to said
               Section 12.06(a)).

                          "Revolving Credit Loans" shall have the meaning
                assigned to such term in Section 2.01(b) hereof.

                          "Revolving Credit Notes" shall mean the promissory
                notes provided for by Section 2.07(b) hereof and all promissory notes delivered in substitution therefor, in each case as the
                same shall be modified and supplemented and in effect from time to time.

                          "Securities Purchase Agreement" shall mean the
                Securities Purchase Agreement dated as of November 4, 1993 between the Company and INI, as the same shall be modified and supplemented and in effect from time to time.

                          "Security Agreement" shall mean a Security Agreement
                substantially in the form of Exhibit B hereto between the Obligors and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

                         "Security Documents" shall mean, collectively, the
               Security Agreement, all Uniform Commercial Code financing statements required by this Agreement or the Security Agreement to be filed with respect to the security interests in personal Property and fixtures created pursuant to the Security Agreement, and the Bailee Agreements.


                          "Senior Debt" shall mean all Indebtedness (other than
                the Subordinated Debt) of the Company and its Subsidiaries, determined on a consolidated basis.

                         "Senior Debt Ratio" shall mean, as of any date of
               determination thereof, the ratio of (a) Senior Debt outstanding as of such date to (b) Operating Cash Flow for the period of four fiscal quarters of the Company ended on, or most recently ended prior to, such date.


                         "Senior Officer" shall mean (a) prior to the
               consummation of the Unistar Acquisition, the Senior Vice President - Business and Legal Affairs, and Senior Vice
               President - Financial Operations of the Company, and (b) thereafter, the Chief Executive Officer, Chief Financial Officer and Senior Vice President - Financial Operations of the Company and such other officers of the Company as may be designated by its Chief Financial Officer to, and reasonably acceptable to, the Administrative Agent.

                         "Senior Pro Forma Interest" shall mean, for any period,
               an amount equal to interest for such period on an amount equalto
               the aggregate principal amount of Loans outstanding on the day immediately preceding such period at a rate per annum (calculated as provided in Section 4.03 hereof) equal to the sum of (a) the
               Eurodollar Rate on the day immediately preceding such period that would be applicable to Loans that are Eurodollar Loans hereunder for an Interest Period commencing on such date and having a term of three months plus (b) the Applicable Margin for Loans that are
               Eurodollar Loans on the day immediately preceding such period;
               provided that such rate per annum shall not exceed, for any amount of the Loans as to which the Company has capped the interest rate thereon by entering into an Interest Rate
               Protection Agreement as to a notional amount equal to such amount of the Loans that is in effect on the day immediately preceding such period, a rate per annum equal to the capped rate provided for in such Interest Rate Protection Agreement (but, if such
               Interest Rate Protection Agreement is scheduled to terminate prior to the end of such period, only for that part of such period prior to the scheduled date of termination) appropriately adjusted to reflect fees and other costs payable by the Company under such Interest Rate Protection Agreement to the extent allocable to such period (or part thereof).


                          "series" shall have the meaning assigned to such term
                in Section 1.03 hereof.

                          "6-3/4 Debenture Indenture" shall mean the Indenture
                dated as of October 15, 1986 between the Company and Security Pacific National Bank, as Trustee, providing for the 6-3/4% Debentures, as the same be modified and supplemented and in effect from time to time.

                          "6-3/4% Debentures" shall mean the 6-3/4% Convertible
                Subordinated Debentures Due 2011 of the Company, as the same shall be modified and supplemented and in effect from time to time.

                          "Stock Collateral" shall mean the "Stock Collateral"
                under and as defined in the Security Agreement.

                          "Stock Purchase Agreement" shall mean the Stock
                Purchase Agreement dated as of November 4, 1993 among UCGI, Unistar, Infinity and the Company, as the same shall be modified and supplemented and in effect from time to time.

                          "Subordinated Debt" shall mean the Indebtedness of the
                Company in respect of the 6-3/4% Debentures and the indebtedness of the Company in respect of the 9% Debentures.

                         "Subordinated Debt Documents" shall mean the 6-3/4%
               Debentures, the 6-3/4% Debenture Indenture, the 9% Debentures and the 9% Debenture Indenture.

                          "Subordinated Pro Forma Interest" shall mean, for any
                period, an amount equal to the interest for such period on an amount equal to the aggregate principal amount of the 6-3/4% Debentures outstanding on the day immediately preceding such period at a rate per annum (calculated as provided in the 6-3/4% Debenture Indenture) equal to 6-3/4%.


                         "Subsidiary" shall mean, for any Person, any corpora-
               tion, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. "Wholly Owned Subsidiary" shall mean, for any Person, any such corporation, partnership or other entity of which all of the securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

                         "Term Loan Banks" shall mean (a) on the date of this
               Agreement, the Banks having Term Loan Commitments as specified on
               Schedule I hereto under the heading "Term Loan Banks" and
               (b) thereafter, the Banks from time to time holding Term Loans or, if the Term Loan Commitments are then in effect, Term Loan Commitments (after giving effect to any assignments thereof pursuant to Section 12.06(a) hereof).


                         "Term Loan Commitment" shall mean, as to each Term Loan
               Bank, the obligation of such Bank to make Term Loans in an
              aggregate principal amount at any one time outstanding up to but
               not exceeding (a) in the case of a Term Loan Bank that is a party to this Agreement as of the date hereof, the amount set forth opposite the name of such Bank on Schedule I hereto under the heading "Term Loan Commitments" and (b) in the case of any other
               Term Loan Bank, the aggregate amount of the Term Loan Commitments of other Term Loan Banks acquired by it pursuant to
               Section 12.06(a) hereof (in each case, as the same may be reduced from time to time pursuant to Section 2.03 hereof or increased or reduced from time to time pursuant to said Section 12.06(a)).

                          "Term Loan Notes" shall mean the promissory notes
                provided for by Section 2.07(a) hereof and all promissory notes delivered in substitution therefor, in each case as the same shall be modified and supplemented and in effect from time to time.


                          "Term Loans" shall have the meaning assigned to such
                term in Section 2.01(a) hereof.

                         "Total Debt" shall mean all Indebtedness of the Company
               and its Subsidiaries, determined on a consolidated basis.

                         "Total Debt Ratio" shall mean, as of any date of
               determination thereof, the ratio of (a) Total Debt outstanding as of such date to (b) Operating Cash Flow for the period of the four fiscal quarters of the Company ended on, or most recently ended prior to, such date.

                          "Total Debt Service" shall mean, as at the last day of
                any Fiscal Year, the sum (calculated without duplication) of all payments of principal of and interest on Indebtedness of the Company and its Subsidiaries made or scheduled to be made during such Fiscal Year.

                         "Total Interest" shall mean, for any period, all
               interest, whether paid in cash or accrued as a liability, on all
               Indebtedness (including imputed interest on Capital Lease
               Obligations) of the Company and its Subsidiaries, determined on a consolidated basis, for such period, provided that (a) there shall be added to "Total Interest" any fees or commissions or net losses amortized during such period under Interest Rate
               Protection Agreements and any fees or commissions payable in connection with any letters of credit during such period and (b)
                there shall be subtracted from "Total Interest" any net gains
                under Interest Rate Protection Agreements during such period and the aggregate amount of interest income in respect of cash and cash equivalents of the Company and its Restricted Subsidiaries realized during such period.


                          "Total Interest Coverage Ratio" shall mean, as of any
                date of determination thereof, the ratio of (a) Operating Cash Flow for the period of four fiscal quarters of the Company ended on, or most recently ended prior to, such date to (b) Total Interest for such period.


                         "Total Pro Forma Debt Service Coverage Ratio" shall
               mean, as of any date of determination thereof, the ratio of
               (a) Operating Cash Flow for the period of four fiscal quarters of the Company ended on, or most recently ended prior to, such date to (b) Pro Forma Debt Service for the period of four fiscal quarters next following the period referred to in clause (a) above.

                          "type" shall have the meaning assigned that term in
                Section 1.03 hereof.

                         "UCGI" shall mean Unistar Communications Group, Inc., a
               Delaware corporation.


                          "Unistar" shall mean Unistar Radio Networks, Inc., a
                Delaware corporation.

                         "Unistar Acquisition" shall mean the acquisition by the
               Company of the Unistar Shares from UCGI on substantially the terms set forth in the Stock Purchase Agreement.

                         "Unistar/Infinity Transaction Documents" shall mean the
               Stock Purchase Agreement, the Securities Purchase Agreement, the Management Agreement, the Voting Agreement, the Registration Rights Agreement, the Initial Warrant and the Incentive Warrants.

                          "Unistar Shares" shall mean all of the issued and
                outstanding shares of capital stock of Unistar.

                          "Voting Agreement" shall mean a Voting Agreement
                between the Company, Norman J. Pattiz and INI in substantially
                the form of Exhibit B to the Stock Purchase Agreement, as the
                same shall be modified and supplemented and in effect from time to time.

                          "Working Investment" shall mean, as at any date of
                determination thereof, for any Person and its Consolidated Subsidiaries (determined in accordance with GAAP), the excess of
                (a) the sum of (i) the amount of all trade receivables and accounts receivable, plus (ii) the value of all inventory including, without limitation, all work-in-process and all merchandise inventory, plus (iii) all prepaid expenses and all unbilled contracts over (b) the sum of (i) the amount of all accounts payable plus (ii) all accrued liabilities plus all deferred revenue.

                          1.02  Accounting Terms and Determinations


                         (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Banks hereunder shall (unless otherwise disclosed to the Banks as provided in Section 1.02(b) hereof, but subject to
               Section 1.02(c) hereof) be prepared, in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the audited financial statements of the Company and its Consolidated Subsidiaries referred to in
               Section 7.02 hereof, and all computations made for the purpose of determining compliance with Section 8 hereof, and those made for the purpose of determining the Applicable Margin and the amount of each prepayment required by Section 3.04 hereof, shall utilize accounting principles and policies in effect at the time of the preparation of and in conformity with those used to prepare such audited financial statements.

                         (b) The Company shall deliver to the Administrative Agent and the Banks at the same time as the delivery of any annual or quarterly financial statement under Sections 8.01(a) or 8.01(b) hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and reasonable estimates of the difference between such statements arising as a consequence thereof.

                         (c) Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the audited financial statements referred to in
               Section 7.02 hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms in or relating to Section 3.04, Section 8 or any other provision of this Agreement, the parties hereto agree to enter into discussions with a view to amending such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Company and its Consolidated Subsidiaries shall be the same after such changes as if such changes had not been made, provided that no change in such accounting principles that would affect the method of calculation of any of said financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Majority Banks, to so reflect such change in accounting principles.


                         (d) The Company will maintain its accounts and the accounts of its Subsidiaries on the basis of a fiscal year ending November 30 of each year, and the last days of the first three fiscal quarters in each Fiscal Year will be February 28 or 29 (as the case may be), May 31 and August 31 of each year, respectively; provided that (i) the Company may, by prior written notice to the Administrative Agent and the Banks, change the last day of the Fiscal Year and of each of its Subsidiaries to December 31 (and will thereupon change the last days of its and its Subsidiaries first three fiscal quarters in each Fiscal Year to March 31, June 30 and September 30, respectively); and (ii) in connection with any such change in the basis of the Fiscal Year, the Company, the Banks and the Administrative Agent hereby agree to enter into discussions, promptly after the Company has given the written notice referred to in clause (i) above, with a view to amending this Agreement to address to the mutual satisfaction of the parties the effect of such change on the financial and other covenants contained herein and on the other terms and
                conditions of this Agreement that may be affected solely by reason of such change.

                         1.03 Types and Series of Loans and Commitments. Loans hereunder are distinguished by "type" and "series" and Commitments hereunder are distinguished by "series". The "type" of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan. The "series" of a Loan refers to whether such Loan is a Term Loan or a Revolving Credit Loan and the "series" of a Commitment refers to whether such Commitment is an Term Loan
                Commitment or a Revolving Credit Commitment.


                          Section 2.  Commitments


                          2.01  Loans

                         (a) Term Loans. Each Term Loan Bank severally agrees, on the terms and conditions of this Agreement, to make term loans to the Company on the Closing Date in an aggregate principal amount up to but not exceeding the amount of such Bank's Term Loan Commitment as then in effect. Loans made pursuant to this Section 2.01(a) are herein called "Term Loans". Subject to the terms and conditions of this Agreement, the Company may (as provided in Section 2.08 hereof) Convert Term Loans of one type into Term Loans of the other type or Continue Term Loans of one type as Term Loans of the same type.

                         (b) Revolving Credit Loans. Each Revolving Credit Bank severally agrees, on the terms and conditions of this Agreement, to make loans to the Company on any Business Day during the period from and including the Closing Date to and including the Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount of such Bank's Revolving Credit Commitment as then in effect. Loans made pursuant to this Section 2.01(b) are herein called "Revolving Credit Loans". Subject to the terms and conditions of this Agreement, during such period the Company may borrow, prepay and reborrow the amount of the Revolving Credit Commitments by means of Base Rate Loans and Eurodollar Loans and may (as provided in Section 2.08 hereof) Convert Revolving Credit Loans of one type into Revolving Credit Loans of the other type or Continue Revolving Credit Loans of one type as Revolving Credit Loans of the same type.





            PAGE

                         2.02 Borrowings. The Company shall give the Administrative Agent (which shall promptly notify the Term Loan Banks and/or the Revolving Credit Banks, as applicable) notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 11:00 a.m. New York time on the date specified for each borrowing hereunder, each such Bank shall make available the amount of the Loan(s) to be made by it on such date to the Administrative Agent, at account number NYAO-DI-900-9-000002 maintained by the Administrative Agent with Chase at the Principal Office, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with Chase at the Principal Office designated by the Company or by wiring the same, in immediately available funds, to any account specified by the Company in the related notice of such borrowing.

                          2.03  Changes of Commitments


                         (a) Voluntary. The Company shall have the right to terminate or reduce the aggregate amount of the Term Loan Commitments and/or the Revolving Credit Commitments, as the case may be, at any time or from time to time prior to the Closing Date (in the case of the Term Loan Commitments) or the Commitment Termination Date (in the case of the Revolving Credit Commitments); provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the aggregate amount of Term Loan Commitments or Revolving Credit Commitments, as the case may be, then remaining).


                          (b)  Mandatory

                          (i) The Commitments shall automatically terminate if the Closing Date shall not have occurred on or prior to March 31, 1994.

                         (ii)  The aggregate unused amount of the Term Loan
                     Commitments shall be automatically reduced to zero and the

                     Term Loan Commitments shall terminate at the close of business on the Closing Date.

                       (iii) The aggregate amount of the Revolving Credit Commitments shall be automatically reduced to zero and the Revolving Credit Commitments shall terminate at the close of business on the Commitment Termination Date.

                        (iv) Each series of Commitments shall be automatically reduced by the amount of any prepayment of Loans of the related series made as required by Section 3.04 hereof (other than, with respect to the Revolving Credit Loan Commitments, paragraph (e) thereof) or, if any of the events described in said Section 3.04 occurs prior to the Closing Date or at any time when Loans of such series are outstanding in an amount less than the amount of such series of Commitments as then in effect, which would have been required to be made if Loans had been outstanding in an aggregate principal amount equal to the aggregate amount of such Commitments on the date of such occurrence.


                         (c) Effect of Commitment Reductions. Commitments once terminated or reduced may not be reinstated.

                          2.04 Commitment Fee. The Company shall pay to the Administrative Agent a commitment fee on the daily average unused amount of Revolving Credit Commitment held by each Revolving Credit Bank for account of such Revolving Credit Bank, for the period from and including the Closing Date to but not including the earlier of the date such Revolving Credit Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable on each Quarterly Date and on the date the relevant Commitment is terminated or expires.


                          2.05 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

                          2.06  Several Obligations; Remedies Independent.  The
                failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its
                obligation to make any Loan on such date, but neither any Bank nor the Agents shall be responsible for the failure of any other

                Bank to make a Loan to be made by such other Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agents to consent to, or be joined as an additional party in, any proceedings for such purposes.

                          2.07  Notes.


                          (a) The Term Loans made by each Term Loan Bank shall be evidenced by a single promissory note (each, a "Term Loan Note") of the Company in substantially the form of Exhibit A-1 hereto, dated the Closing Date, payable to the order of such Bank in a principal amount equal to the amount of such Bank's Term Loan made on the Closing Date and otherwise duly completed.

                          (b) The Revolving Credit Loans made by each Revolving Credit Bank shall be evidenced by a single promissory note (each, a "Revolving Credit Note") of the Company in substantially the form of Exhibit A-2 hereto, dated the Closing Date, payable to the order of such Bank in a principal amount equal to the amount of such Bank's Revolving Credit Commitment as in effect on the Closing Date and otherwise duly completed.


                          (c) The date, amount, type, interest rate, and duration of Interest Period (if applicable) of each Loan of any series held by any Bank, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of the Note evidencing such Loans of such series held by such Bank, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under such Note.

                          (d) No Bank shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's relevant Commitments, Loans and/or Notes pursuant to Section
                12.06 hereof.

                          2.08 Conversions or Continuations of Loans. Subject to Section 4.04 hereof, the Company shall have the right to Convert Loans of one type and series into Loans of the other type of the same series or Continue Loans of one type and series as Loans of the same type and series, at any time or from time to time, provided that: (a) the Company shall give the Administrative Agent notice of each such Conversion or Continuation as provided in Section 4.05 hereof; and (b) Eurodollar Loans may be Converted only on the last day of an Interest Period for such Loans. All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, at no time will the aggregate number of Eurodollar Tranches exceed six. As used in this Section 2.08, the term "Eurodollar Tranche" is the collective reference to Eurodollar Loans the Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same date). Notwithstanding the foregoing, and without limiting the rights and remedies of the Banks under
                Section 10 hereof, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Banks shall) suspend the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into Base Rate Loans or, if outstanding as Base Rate Loans, Continued as Base Rate Loans.



                          Section 3.  Payments of Principal and Interest

                          3.01  Repayment of Loans.

                          (a) The Company hereby promises to pay to the Administrative Agent for account of each Term Loan Bank the aggregate principal amount of the Term Loans held by such Bank in 28 installments payable on the Principal Payment Dates as follows (each such installment to be in an amount equal to the product of (i) the aggregate amount of the Term Loans made to the Company on the Closing Date times (ii) the percentage set forth below opposite each such Principal Payment Date):

                      Principal Payment Date               Percentage of
                     Falling on or Nearest To:          Principal Amount (%)
                     ________________________           ____________________

                           February 28, 1995                 2.2727
                           May 31, 1995                      2.2727
                           August 31, 1995                   2.2727
                           November 30, 1995                 2.2727
                           February 29, 1996                 3.4090
                           May 31, 1996                      3.4090
                           August 31, 1996                   3.4090
                           November 30, 1996                 3.4090
                           February 28, 1997                 3.4090
                           May 31, 1997                      3.4090
                           August 31, 1997                   3.4090
                           November 30, 1997                 3.4090
                           February 28, 1998                 4.5455
                           May 31, 1998                      4.5455
                           August 31, 1998                   4.5455
                           November 30, 1998                 4.5455
                           February 28, 1999                 4.5455
                           May 31, 1999                      4.5455
                           August 31, 1999                   4.5455
                           November 30, 1999                 4.5455
                           February 29, 2000                 3.4090
                           May 31, 2000                      3.4090
                           August 31, 2000                   3.4090
                           November 30, 2000                 3.4090
                           February 28, 2001                 3.4090
                           May 31, 2001                      3.4090
                           August 31, 2001                   3.4090
                           November 30, 2001                 3.4090


                         (b) The Company hereby promises to pay to the Administrative Agent for account of each Revolving Credit Bank the aggregate principal amount of the Revolving Credit Loans outstanding on the Commitment Termination Date and held by such Bank on the Commitment Termination Date.

                          3.02  Interest.

                          (a) The Company hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan held by such Bank for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

                              (i) during any period while such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and

                             (ii)  during any period while such Loan is a
                    Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.


                         (b) Notwithstanding the foregoing, to the maximum extent permitted by the law of the State of New York, the Company hereby promises to pay to the Administrative Agent interest at the applicable Post-Default Rate on the aggregate principal amount of and interest on Loans and on all other amounts payable by the Company hereunder and under the other Basic Documents from and after the occurrence and during the continuance of each Payment Default (such interest to be paid for the account of the respective Banks or the Administrative Agent to which such principal, interest or other amount not paid when due is payable).

                         (c)  Accrued interest on each Loan shall be payable
               (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of the other type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.

                         3.03 Optional Prepayments. Subject to Section 4.04 hereof, the Company shall have the right to prepay Loans made to it at any time or from time to time, provided that: (a) the Company shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); and (b) each partial prepayment shall, at the option of the Company, be applied to the prepayment of Revolving Credit Loans or the Term Loans pro rata in accordance with the respective aggregate principal amounts of the Revolving Credit Loans and Term Loans so prepaid (the amount of the Term Loans so prepaid to be applied to the remaining installments of such Loans in the inverse order of maturity); provided that, if the Company so elects in the related notice of prepayment referred to in clause (a) above, all or that part (as specified by the Company in such notice) of any amount required by clause (b) above to be applied to the installments of the Term Loans in the inverse order of maturity shall instead be applied to the installments of the Term Loans in the direct order of their maturity except that no such installment scheduled to be paid after the date which is 180 days after the date of such prepayment may be prepaid pursuant to this proviso.

                         3.04 Mandatory Prepayments. The Company shall prepay the Loans as follows:

                         (a) Dispositions. Upon the receipt by the Company or any Subsidiary of the proceeds of any Disposition (other than any Disposition permitted by Section 8.12(c) hereof), the principal of the Loans shall, to the extent the net proceeds of such Disposition (when taken together with the aggregate amount of net proceeds of all other Dispositions (other than any permitted by said Section 8.12(c) during such Fiscal Year) shall exceed $250,000, be prepaid (as specified in paragraph (f) below) in an amount equal to such net proceeds. For purposes of this
               Section 3.04(a), "net proceeds" shall mean all cash amounts received in respect of any such Disposition (including any cash amounts received by way of deferred payment pursuant to a note receivable or otherwise but only as and when received), net of
               (i) expenses incurred in connection with such Disposition and taxes paid (or reasonably estimated to be payable) in connection therewith and (ii) contractually required repayments of Indebtedness payable to Persons other than the Banks hereunder to the extent secured by a Lien on the relevant Properties that are the subject of such Disposition.

                         (b) Casualty Events. In the event of the receipt by the Company or any Subsidiary of the proceeds of any property or casualty insurance (excluding, however, any business interruption insurance), except to the extent such proceeds are to be applied reasonably promptly towards the repair, reconstruction or replacement of the property the damage to or loss of which gave rise to the payment thereof, the principal of the Loans shall be prepaid (as specified in paragraph (f) below) in an amount equal to such proceeds, provided that (i) for purposes of determining the amount of such proceeds to be so applied, such proceeds shall be net of taxes paid (or reasonably estimated to be payable) in connection therewith and of contractually required repayments of Indebtedness payable to Persons other than the Banks hereunder to the extent secured by a Lien on such Property and (ii) subject to clause (i) above, unless the Majority Banks otherwise agree, if at the time such proceeds are received by the Company or any of its Subsidiaries a Payment Default shall have occurred and be continuing, such proceeds shall be applied to the prepayment of the Loans in the manner required by this Section 3.04(b) and shall not be used for the repair, reconstruction or replacement of such property.


                         (c) Excess Cash Flow, Etc. Upon the date of the delivery to the Administrative Agent of the financial statements of the Company pursuant to Section 8.01(b) hereof for each Fiscal Year (as used herein, the "immediately preceding Fiscal Year") commencing with the Fiscal Year ending on November 30, 1994, but in no event later than April 30 of the next succeeding Fiscal Year, the principal of Loans shall be prepaid (as specified in paragraph (f) below) in an aggregate amount equal to the sum of
               (i) 50% of Excess Cash Flow for the immediately preceding Fiscal Year plus (ii) the aggregate amount of payments made by the Company and its Subsidiaries during such immediately preceding Fiscal Year to redeem Class Action Warrants to the extent permitted by Section 8.09(g) hereof.

                         (d) Equity Issuances. Upon any Equity Issuance, the principal of the Loans shall be prepaid (as specified in paragraph (f) below) in an amount equal to 50% of the net proceeds thereof. For purposes of this Section 3.04(d), "net proceeds" shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received by the Company and its Subsidiaries in respect thereof and the fair market value of all non-cash consideration received by the Company and its Subsidiaries in respect thereof, net of expenses incurred by the Company and its Subsidiaries in connection therewith.

                         (e) Reductions of Revolving Credit Commitments. Upon each reduction in the aggregate amount of the Revolving Credit Commitments pursuant to Section 2.03 hereof to an aggregate amount less than the then aggregate outstanding principal amount of the Revolving Credit Loans, Revolving Credit Loans shall be prepaid in the amount required so that, after giving effect thereto, the aggregate outstanding principal amount of the Revolving Credit Loans is less than or equal to the amount of the Revolving Credit Loan Commitments as so reduced.


                         (f) Application and Timing of Payments. Each prepayment under this Section 3.04 shall be applied, first, to the prepayment of the Term Loans (such prepayment to be applied to the remaining installments of such Loans in the inverse order of maturity), and then, after all Term Loans have been paid in full, to the prepayment of Revolving Credit Loans. The Company shall give notice to the Administrative Agent of each prepayment pursuant to this Section 3.04 in the same manner and at the same time as is required for any optional prepayment pursuant to
               Section 3.03 hereof.

                         Section 4. Payments; Pro Rata Treatment; Computations; Etc.


                          4.01  Payments.

                         (a) Except to the extent otherwise provided herein or therein, all payments of principal, interest and other amounts to be made by each Obligor under this Agreement and the other Basic Documents, shall be made in Dollars, in immediately available funds, to the Administrative Agent at account number NYAO-DI-900-9-000002 maintained by the Administrative Agent with Chase at the Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

                          (b) The Administrative Agent or any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of any Obligor with it (with notice to the Company and, if such Obligor is not the Company, such Obligor).

                          (c) The Company shall, at the time it makes any payment under this Agreement or any Note, notify the Administra-tive Agent (which shall so notify the intended recipient(s) thereof) of the Loans or other amounts payable by the Company hereunder to which such payment is to be applied in which case such payment shall be so applied, subject to Sections 3.03, 3.04 and 4.02 hereof (and in the event that it fails to so specify, the Administrative Agent may distribute the amount of such payment to the Banks in such manner as the Majority Banks may determine to be appropriate, subject to said Sections 3.03, 3.04 and 4.02).

                         (d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.


                          (e) All payments by each Obligor hereunder shall be made without deduction, set-off or counterclaim.

                          (f) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such payment shall be made on the immediately preceding Business Day and interest on any principal so paid shall be payable to, but excluding, the date such payment is made.


                          4.02 Pro Rata Treatment. Except to the extent otherwise provided herein:

                        (a)  each borrowing under each series of Commitments
                   shall be made from the Banks holding such series of Commit-
                   ments, each payment of commitment fees in respect of each
                   series of Commitments shall be made for account of the Banks
                   holding such series of Commitments, and each termination or
                    reduction of the amount of each series of Commitments shall be applied to such series, pro rata according to the
                    respective unused amounts of the Commitments of such series;

                         (b) the making, Conversion and Continuation of Loans of a particular type and series (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the Banks holding Loans of such type and series according to the respective principal amounts of their Commitments of such series (in the case of making Loans) or their Loans of such series (in the case of Conversions and Continuations of Loans), and Eurodollar Loans of a particular type and series having the same Interest Period shall be allocated pro rata among the Banks according to the amounts of their respective Loans of such type and series;


                          (c) each payment or prepayment of principal of Loans of a particular type and series shall be made to the Administrative Agent for account of the Banks holding Loans of such type and series pro rata in accordance with the respective unpaid principal amounts of the Loans of such type and series held by such Banks; and

                          (d) each payment of interest on Loans of a particular type and series shall be made to the Administrative Agent for account of the Banks holding Loans of such type and series pro rata in accordance with the amounts of interest on Loans of such type and series then due and payable to such Banks.


                         4.03 Computations. Interest on Eurodollar Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable and interest on Base Rate Loans and commitment fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or commitment fee is payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

                          4.04  Minimum Amounts.  Except for mandatory
               prepayments made pursuant to Section 3.04 hereof and Conversions or prepayments made pursuant to Section 5.04 hereof, each borrowing, Conversion and prepayment of principal of Base Rate Loans shall be in an amount at least equal to $1,000,000 and in multiples of $500,000 in excess thereof and each borrowing, Conversion and prepayment of Eurodollar Loans shall be in an amount at least equal to $1,000,000 and in multiples of $500,000 in excess thereof (borrowings of Loans of different types or series, Conversions of or into Loans of different types or, in the case of Eurodollar Loans having different Interest Periods, prepayments of Loans of different types or series or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each type or series or Interest Period).

                          4.05 Certain Notices. Notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional and mandatory prepayments of Loans, of series of Loans, of types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:


                                                             Number of
                                                              Business
                          Notice                             Days Prior
                          ______                             __________
                     Termination or reduction
                     of Commitments                               1

                     Borrowing or prepayment of,
                     or Conversions into,

                     Base Rate Loans                              1




                     Borrowing or prepayment of,
                     Conversions into, Continuations
                     as, or duration of Interest
                     Period for, Eurodollar Loans                 3



               Each such notice of termination or reduction shall specify the amount and the series of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional or mandatory prepayment shall specify the series of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the relevant Banks of the contents of each such notice.
               In the event that the Company fails to select the type of any Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this
               Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

                       4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the

               Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at, if such recipient is a Bank, a rate per annum equal to the Federal Funds Rate for such day or, if such recipient is the Company, at a rate per annum equal to the Base Rate then in effect plus (if such Required Payment related to the making of a Base Rate Loan) the Applicable Margin for Base Rate Loans and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid.

                          4.07  Sharing of Payments, Etc.

                          (a) Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such balances are then due to such Obligor), in which case it shall promptly notify the Company (and, if such Obligor is not the Company, such Obligor) and the Administrative Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.


                         (b)  (i)  Prior to the date the principal amount then
                    outstanding of, and accrued interest on, the Loans become
                    due and payable pursuant to Section 10 hereof, if any Term
                    Loan Bank shall obtain payment of any principal of or
                    interest on any of the Term Loans or payment of any other
                    amount under this Agreement, any Note evidencing Term Loans held by it or the Security Agreement through the exercise of any right of set-off, banker's lien or counterclaim or
                    similar right or otherwise, and, as a result of such
                    payment, such Term Loan Bank shall have received a greater percentage of the principal or interest then due hereunder in respect of Term Loans held by such Term Loan Bank than
                    the percentage of principal or interest then due and payable hereunder in respect of Term Loans held by the other Term

                    Loan Banks received by the other Term Loan Banks, such Term Loan Bank shall promptly purchase from such other Term Loan Banks participations in (or, if and to the extent specified by such Term Loan Bank, direct interests in) the Term Loans held by such other Term Loan Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all of such Term Loan Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Term Loan Bank in obtaining or preserving such excess payment) pro rata in accordance with the principal and/or interest on the Term Loans then due and payable held by each of such Term Loan Banks. To such end all the Term Loan Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

                        (ii) Prior to the date the principal amount then outstanding of, and accrued interest on, the Loans become due and payable pursuant to Section 10 hereof, if any Revolving Credit Bank shall obtain payment of any principal of or interest on any of the Revolving Credit Loans or payment of any other amount under this Agreement, any Note evidencing Revolving Credit Loans held by it or the Security Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Revolving Credit Bank shall have received a greater percentage of the principal or interest then due hereunder in respect of Revolving Credit Loans held by such Revolving Credit Bank than the percentage of principal or interest then due and payable hereunder in respect of Revolving Credit Loans held by the other Revolving Credit Banks received by the other Revolving Credit Banks, such Revolving Credit Bank shall promptly purchase from such other Revolving Credit Banks participations in (or, if and to the extent specified by such Revolving Credit Bank, direct interests in) the Revolving Credit Loans held by such other Revolving Credit Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all of such Revolving Credit Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Revolving Credit Bank in obtaining or preserving such excess payment) pro rata in accordance with the principal and/or interest on the Revolving Credit Loans then due and payable held by each of such Revolving Credit Banks. To such end all the Revolving Credit Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
                        (iii) On and after the date the principal amount then outstanding of, and accrued interest on, the Loans become due and payable pursuant to Section 10 hereof, if any Bank shall obtain payment of any principal of or interest on the Loans of any series or payment of any other amount under this Agreement, any Note held by it or the Security Agreement or otherwise through the exercise of any right of set-off, banker's lien or counterclaim or similar right, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder in respect of the Loans held by such Bank than the percentage of principal or interest then due and payable hereunder in respect of the Loans held by the other Banks received by the other Banks holding Loans it shall promptly purchase from such other Banks participations in (or if and to the extent specified by such Bank, direct interests in) the Loans of such series held by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all of such Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the principal and/or interest on the Loans of such series then due and payable held by each of such Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

                         (c)  Each Obligor agrees that any Bank so purchasing
               such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a
                direct holder of Loans or other amounts (as the case may be)
                owing to such Bank in the amount of such participation.

                         (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.



                          Section 5.  Yield Protection, Etc.

                          5.01  Additional Costs.

                         (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank
               determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:


                         (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank is incorporated or has its principal office or such Applicable Lending Office); or

                         (ii)  imposes or modifies any reserve, special deposit
                    or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for
                    such Loan) relating to any extensions of credit or other
                     assets of, or any deposits with or other liabilities of,
                     such Bank (including any of such Loans or any deposits
                     referred to in the definition of "Eurodollar Base Rate" in
                     Section 1.01 hereof), or any commitment of such Bank
                     (including the Commitments of such Bank hereunder); or


                        (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

               If any Bank requests compensation from the Company under this
               Section 5.01(a), the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable); provided, that such suspension shall not affect the right of such Bank to receive the compensation so requested.

                          (b) Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or
               (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Bank to make or Continue, or to Convert Base Rate Loans into, Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

                         (c)  Without limiting the effect of the foregoing
               provisions of this Section 5.01 (but without duplication), the
               Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs which it determines are attributable to the maintenance by such

               Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority
               (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR
               Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(c), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.


                         (d) Each Bank shall notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this
               Section 5.01 as promptly as practicable after it obtains actual knowledge thereof and determines to request such compensation and will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America, provided that no Bank shall be entitled to compensation under this Section 5.01 for any costs incurred more than six months prior to the date the respective Bank requests such compensation from the Company.
               Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Bank for purposes of this
               Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this
               Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis. Notwithstanding anything in this Section 5.01 to the contrary, no Bank shall be entitled to compensation (i) if any increase in costs results from any Bank failing to comply with any of the requirements set forth in Section 5.06(a) or (ii) for any costs to a Bank that are already taken into account in the determination of the applicable interest rate.


                         5.02 Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the deter-mination of any Eurodollar Base Rate for any Eurodollar Loans for any Interest Period:


                          (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for such Eurodollar Loans as provided herein; or

                         (b) if such Loans are Term Loans and/or Revolving Credit Loans, the Majority Term Loan Banks and/or Majority Revolving Credit Banks, respectively, determine, which determination shall be conclusive, and notify the Adminis-trative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in
                    Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks of making or maintaining Eurodollar Loans for such Interest Period;
               then the Administrative Agent shall give the Company and each of the Banks which are to make or which hold such Loans prompt notice thereof, and so long as such condition remains in effect, such Banks shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans and each outstanding Eurodollar Loan held by such Bank shall, on the last day of the then current Interest Period for such Eurodollar Loan, be Converted automatically into Base Rate Loans in accordance with
                Section 2.08 hereof.


                         5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank's obligation to make or Continue, or to Convert Loans of the other type into, Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

                         5.04 Treatment of Affected Loans. If the obligation of any Bank to make Eurodollar Loans or Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03 hereof, on such earlier date as such Bank may specify to the Company with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof which gave rise to such Conversion no longer exist:


                         (a) to the extent that such Bank's Eurodollar Loans of any series have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans of such series shall be applied instead to its Base Rate Loans of such series; and


                          (b)  all Loans which would otherwise be made or

                  Continued by such Bank as Eurodollar Loans shall be made or
                  Continued instead as Base Rate Loans and all Base Rate Loans
                     of such Bank which would otherwise be Converted into
                     Eurodollar Loans shall remain as Base Rate Loans.

               If such Bank gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in
               Section 5.01 or 5.03 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans of any series pursuant to this
               Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans of such series held by other Banks are outstanding, such Bank's Base Rate Loans of such series shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans of such series held by such Banks and by such Bank are held pro rata (as to principal amounts, types and Interest Periods) in accordance with their respective Loans of such series.

                         5.05 Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:


                         (a) any payment, prepayment or Conversion of a Eurodollar Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of the Interest Period for such Loan; or

                         (b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

               Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest which otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank). Each Bank will furnish a certificate to the Company setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.05, such certificate to be conclusive as to the amount of compensation to which such Bank is entitled provided the determination of such amount is made on a reasonable basis.

                          5.06  U.S. Taxes.

                         (a) Prior to the date of the initial Loans hereunder, and from time to time thereafter if requested by the Company or the Administrative Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Bank organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Administrative Agent and the Company with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Bank's exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to its beneficial interest in payments to be made to such Bank hereunder and under the Notes. If such Bank has transferred a beneficial interest in any part of the Notes payable to it, it will forward to the Company or the Administrative Agent any such statements or forms executed by the Person to which it has transferred such beneficial interest.

                         (b)  The Company and the Administrative Agent shall be
               entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments hereunder or under the Notes, if and to the extent
               that the Company or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of the United States, including, without limitation, any applicable treaty of the United States.  In the event the Company or the Administrative Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected
               Bank as to the basis of such determination prior to actually deducting and withholding such taxes.  In the event the Company or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Banks from whom the taxes were deducted or withheld; and (iii) shall forward to such Banks any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority.  Unless the
               Company and the Administrative Agent shall have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payment to or for any Bank organized under the laws of a jurisdiction outside the United States.

                         (c)  Each Bank organized under the laws of the United
               States or any state thereof agrees (i) that as between it and the
               Company or the Administrative Agent, it shall be the Person to deduct and withhold taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Bank may remit to any other Person(s) by reason of any undisclosed sale of a participation in this Agreement to such other Person(s)
               pursuant to Section 12.06; and (ii) to indemnify the Company and the Administrative Agent and any officers, directors, agents or employees of the Company or the Administrative Agent against and to hold them harmless from any tax, interest, additions to tax, penalties, reasonable counsel and accountants fees and
               disbursements arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure
                to withhold taxes as required by law with respect to amounts described in clause (i) of this paragraph (c).

                         (d) Each assignee of a Bank's interest in this Agreement in conformity with Section 12.06 shall be bound by this
               Section 5.06, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 5.06. Unless the Company shall have consented in writing to such assignment, no such assignee of a Bank's interest in this Agreement shall have the right to any payment under this Section 5.06 in excess of the amount that would have been payable by the Company to the assignor Bank.

                         (e) Notwithstanding the foregoing, in the event that any withholding taxes shall become payable solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date (as hereinafter defined) in respect of any sum payable hereunder or under any Note to any Bank (or any participant in a Loan held by a Bank) or the Administrative Agent (i) the sum payable by the Company shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Bank (or any participant in a Loan held by a Bank) or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of this Section 5.06, the term "Initial Date" shall mean
               (i) in the case of the Administrative Agent, the date hereof,
               (ii) in the case of each Bank as of the date hereof, the date hereof and (iii) in the case of any other Bank, the date it becomes a Bank hereunder pursuant to Section 12.06. No amount payable hereunder to a holder of a participation in a Loan shall be greater in amount than the amount that would have been paid to the holder of the Loan had it retained the Loan and not sold the participation therein.

                          (f)  If as a result of withholding taxes becoming
                payable in connection with any amount payable to or with respect to a Bank (i) the sum payable by the Company is increased
                pursuant to clause (i) of Section 5.06(e) hereof and (ii) such

               Bank utilizes a credit against any tax liability arising hereunder for which it is liable (other than the income tax liability directly satisfied by such withholding), then such Bank shall promptly pay to the Company an amount equal to such amount as the Bank estimates in a good faith exercise of its judgment represents the credit so utilized (not to exceed the corresponding sum payable by the Company pursuant to
               Section 5.06(e) hereof), provided that a Bank shall not be obligated to make any payment hereunder to the extent such payment would result in such Bank's being in a worse after-tax economic position than if amounts paid to such Bank had not been subject to withholding taxes. In the event the credit is later disallowed, deferred or recaptured for any reason, the Company will pay the Bank such amount as will equal the amount of the credit so disallowed, deferred or recaptured, provided that the Company shall not be obligated to pay any amount hereunder to a Bank with respect to any credit that is later disallowed or recaptured in excess of the amount paid hereunder to the Company by such Bank in respect of such credit. In any such case, the applicable Bank shall provide to the Company a statement in reasonable detail setting forth the determination of such credit utilized by such Bank.


                          Section 6.  Conditions Precedent

                         6.01 Term Loans. The obligation of each Term Loan Bank to make the Term Loan to be made by it is subject to (i) the condition precedent that such Term Loan shall be made on or before March 31, 1994 and (ii) the receipt by the Administrative Agent of the following, each of which shall be satisfactory to the Administrative Agent in form and substance:

                          (a) Corporate Documents. The following documents, each certified as indicated below:


                               (i) a copy of the charter, as amended, of each Obligor certified by the Secretary or Assistant Secretary of such Obligor, and a "long form" certificate as to the good standing of and charter documents filed by such Obligor from such Secretary of State, in each case dated as of a date no earlier than 15 days prior to the Closing Date;

                             (ii)  a certificate of the Secretary or an
                         Assistant Secretary of each Obligor, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Obligor as in effect on the date of the adoption of the resolutions referred to in clause (B) below and on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Obligor authorizing the execution, delivery and performance of such of the Basic Documents to which such Obligor is or is intended to be a party, the extensions of credit hereunder and the grant of the security interests provided for by the Security Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of such Obligor has not been amended since the date of the certification thereto furnished pursuant to clause (i) above, and
                         (D) as to the incumbency and specimen signature of each officer of such Obligor executing this Agreement, any of the Notes or any of the Security Documents and each other document required to be delivered by such Obligor to any of the Agents or the Banks hereunder or thereunder (and each of the Agents and the Banks may conclusively rely on such certificate until it receives notice in writing from such Person); and

                            (iii) a certificate of another officer of each Obligor dated the Closing Date and certifying as to the incumbency and specimen signature of the Secretary or Assistant Secretary, as the case may be, of such Obligor, and a corresponding certificate of another officer of such Obligor as to its signing officers.

                          (b) Officer's Certificate. A certificate of a Senior Officer of the Company dated the Closing Date to the effect set forth in Section 6.03(a) hereof.

                         (c) Opinion of Counsel to the Obligors. An opinion of Riordan & McKinzie, counsel to the Obligors, dated the Closing Date, substantially in the form of Exhibit C hereto and an opinion of Debevoise & Plimpton, special New York counsel to the Obligors, dated the Closing Date, substantially in the form of Exhibit D hereto (and each

                     Obligor hereby instructs each such counsel to deliver its respective opinion to the Banks and the Agents).

                         (d) Opinion of Counsel to Chase. An opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, dated the Closing Date, substantially in the form of Exhibit E hereto.

                         (e) Notes. The Notes, duly completed and executed and delivered.


                         (f) Security Agreement. The Security Agreement, duly completed, executed and delivered by each Obligor and the Administrative Agent and the certificates identified under the name of such Obligor in Schedule I thereto, in each case accompanied by undated stock powers executed in blank. In addition, each Obligor shall have taken such other action (including delivering to the Administrative Agent for filing, appropriately completed and duly executed Uniform Commercial Code financing statements) as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement. In addition, each Obligor shall have delivered to the Administrative Agent the results (completed no earlier than 30 days prior to the Closing Date) of (i) a Uniform Commercial Code search request in each jurisdiction in which such Obligor holds any Property that is to be pledged to the Administrative Agent under the Security Agreement, and (ii) search requests of the U.S. Patent & Trademark Office and the U.S. Copyright Office relative to each Obligor.


                         (g) Approvals and Consents. Evidence that all necessary governmental and third party and shareholder consents, licenses, permits and approvals in connection with the execution, delivery, performance, validity and enforceability of each of the Basic Documents and the other transactions contemplated hereby has been issued or obtained and are in full force and effect.

                         (h) Repayment of Existing Indebtedness. Evidence that the principal of and interest on all Indebtedness outstanding under the Existing Credit Agreement, and all other amounts owing thereunder have been (or is
                    simultaneously) repaid in full and all commitments under the Existing Credit Agreement have been canceled; in addition, the Administrative Agent shall have received from any Person holding any Lien securing any such Indebtedness, such Uniform Commercial Code termination statements, mortgage releases and other instruments, in each case in proper form for recording, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Indebtedness (or arrangements for such release and termination satisfactory to the Majority Banks shall have been made).


                         (i)  Arrangements regarding Conversion of 9%
                    Debentures. Evidence that arrangements in form and substance satisfactory to the Administrative Agent shall have been made providing for the conversion to common stock, redemption or retirement, in each case in accordance with the terms of the 9% Debenture Indenture, on or prior to the 90th day following the Closing Date, of all of the 9% Debentures outstanding on the Closing Date.


                         (j) Consummation of Unistar Acquisition and Related Transactions. Evidence that: (i) the Company has purchased (or is simultaneously purchasing) the Unistar Shares in accordance with the terms of the Stock Purchase Agreement;
                    (ii) the transactions contemplated by Section 1 of the Securities Purchase Agreement have been consummated (or is simultaneous being consummated in accordance with the terms of the Securities Purchase Agreement); and (iii) all conditions specified in Sections 5 and 6 of each of the Stock Purchase Agreement and the Securities Purchase Agreement have been satisfied (as if the reference to the "Purchaser" in Section 5.7 of the Securities Purchase Agreement referred to the Majority Banks) without any waivers thereof except for waivers approved by the Majority Banks.


                          (k) Unistar. Documentation in form and substance satisfactory to the Administrative Agent pursuant to which Unistar shall, upon the consummation of the Unistar Acquisition, become (i) a "Subsidiary Guarantor" (and, thereby, an "Obligor") hereunder and (ii) party to the Security Agreement as a "Subsidiary" (and, thereby, an "Obligor") thereunder.

                         (l) Adjusted Pro Forma Operating Cash Flow. Pro forma consolidated financial statements of the Company and its Subsidiaries demonstrating that:

                               (i) the ratio of Total Debt (determined after
                          giving effect to the making of the Term Loans and the consummation of the other transactions to be consummated on or prior to the Closing Date as contemplated by this Section 6.01) to Adjusted Pro Forma Operating Cash Flow does not exceed 5.25:1;


                              (ii) the ratio of Senior Debt (determined after
                         giving effect to the making of the Loans on the Closing Date and the consummation of such other transactions) to Adjusted Pro Forma Operating Cash Flow does not exceed 4.75:1; and

                               (iii) Adjusted Pro Forma Operating Cash Flow is
                          not less than $28,000,000.


                          (m) Fees and Expenses. Evidence that all amounts payable by the Company on or prior to the Closing Date in connection with this Agreement, including without limitation, under Sections 2.04 and 12.03 hereof, have been paid in full (in the case of amounts payable under said
                     Section 12.03, to the extent that invoices therefor have been delivered to the Company).

                          (n) Management Services Subordination Agreement. The Management Services Subordination Agreement, duly executed and delivered by Infinity and the Company.

                          (o) Bailee Agreements. Agreements (collectively, "Bailee Agreements"), in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and each of (a) First American Record Management, and (b) Iron Mountain Records Management (collectively, the "Bailees") whereby each Bailee acknowledges that the Administrative Agent has a security interest in the inventory or equipment, as applicable, located on the premises of the Bailees and whereby each Bailee disclaims any Lien thereon.

                          (p) Other Documents. Such other documents as the Administrative Agent or special New York counsel to Chase may reasonably request.

                          6.02 Initial Revolving Credit Loans. The obligation of each Revolving Credit Bank to make the initial Revolving Credit Loan to be made by it is subject to the condition precedent that the Term Loans shall have been made or are being made simultaneously therewith.


                         6.03 Initial and Subsequent Loans. The obligation of each Bank to make each Loan to be made by it upon the occasion of each borrowing by the Company hereunder (including the initial borrowing) is subject to the further conditions precedent that:


                         (a) Both immediately prior to such borrowing and also after giving effect thereto and to the proposed use of the proceeds thereof: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by each Obligor in Section 7 hereof, and by each Obligor in each of the other Basic Documents to which such Obligor is a party, shall be true on and as of the date of such borrowing with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); each notice of borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in this clause (a), both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing.

                          (b) The Administrative Agent shall have received a Borrowing Notice duly completed and executed by a Senior Officer of the Company in substantially the form of Exhibit G hereto.


                         Section 7. Representations and Warranties. The Company represents and warrants to the Banks that (and each other Obligor represents and warrants to the Banks as to itself and its Subsidiaries only that):

                         7.01  Corporate Existence.  Each of the Company and its
               Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization;
               (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its properties and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary (other than in any of such jurisdictions where the failure so to qualify would not have a Material Adverse Effect).

                         7.02 Financial Condition. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at November 30, 1992 and the related consolidated statements of income, retained earnings and changes in financial position (or of cash flow, as the case may be) of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of Price Waterhouse, and the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at August 31, 1993 and the related consolidated statements of income, retained earnings and changes in financial position (or of cash flow, as the case may be) of the Company and its Consolidated Subsidiaries for the nine-month period ended on such date, heretofore furnished to each of the Banks, fairly present in all material respects the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year and nine-month period ended on said dates (subject, in the case of such financial statements as at August 31, 1993, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Since November 30, 1993 there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

                         7.03 Litigation. Except as set forth in Schedule V hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company)
                threatened against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

                         7.04 No Breach. Except as set forth in Schedule VI hereto, none of the execution and delivery of this Agreement and the Notes and the other Basic Documents, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of any Obligor, or any applicable law or regulation or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, except for any such conflict, breach or default that would not have a Material Adverse Effect or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien (other than, except with respect to Stock Collateral, Permitted Liens) upon any Property of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

                         7.05 Action. Each Obligor has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is or is intended to be a party have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the other Basic Documents to which such Obligor is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and
               (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                          7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any
               governmental or regulatory authority or agency are necessary for the making or performance by any Obligor of this Agreement or any of the other Basic Documents to which it is or is intended to be a party, for the consummation of the transactions contemplated hereby or thereby, or for the validity or enforceability thereof, except for filings with respect to the Security Documents referred to in Section 6.01(f) hereof.

                         7.07 Use of Loans. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

                         7.08 ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

                         7.09 Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                         7.10 Public Utility Holding Company Act. The Company is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                         7.11  Material Agreements.  Schedule III hereto is a
               complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit
               (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed)

                $100,000 and the aggregate principal or face amount outstanding
                or which may become outstanding under each such arrangement is correctly described in said Schedule III.

                          7.12 Environmental Laws. The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect. No notice, notification, demand, request for information, citation, summons or order has been issued and is, as of the Closing Date, pending, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened in writing by any governmental or other entity with respect to any alleged failure by the Company or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of the Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Company or any of its Subsidiaries.


                         7.13 Subsidiaries, Etc. Set forth in Schedule IV hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company (and the respective jurisdiction of incorporation of each such Subsidiary) and of all Investments held by the Company or any of its Subsidiaries in any Joint Venture or other Person. Except (a) as disclosed in
               Schedule IV hereto, (b) prior to the Closing Date, for the Liens created by the Existing Credit Agreement, (c) with respect to periods after the Closing Date, for Permitted Liens of the type described in paragraphs (b) and (c) of the definition of "Permitted Liens" set forth in Section 1.01 hereof, and (d) for the Liens created by the Security Documents, the Company owns, free and clear of Liens, all outstanding shares of such

                Subsidiaries (and each such Subsidiary owns, free and clear of

                Liens, all outstanding shares of its Subsidiaries) and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary) also owns, free and clear of Liens, all such Investments.


                          7.14 Assets of the Company. Each of the Company and its Subsidiaries has good and marketable title to all of its Properties, free and clear of all Liens (except Liens permitted by Section 8.06 hereof).


                         7.15 Agreements. None of the Company or any of its Subsidiaries is in default under any agreement, instrument or other document to which it is a party or by which it or its Property is bound in any manner that could reasonably be expected to have a Material Adverse Effect.


                          7.16  Solvency.

                          (a) The fair saleable value of the assets of the Company exceeds and will, immediately following the making of each Loan, exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company, as they mature.


                         (b)  The Company does not and will not have,
               immediately following the making of each Loan, unreasonably small capital to carry out its business as conducted or as proposed to be conducted.


                          (c) The Company does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature.

                         7.17  Security Documents.  The Security Documents
               create, as security for the obligations purported to be secured thereby, a valid and enforceable and, upon the filing of the financing statements and the taking of the other steps referred to in the last sentence of this Section 7.17, perfected, security interest in and Lien on all of the Properties covered thereby in favor of the Administrative Agent, superior to and prior to the right of all third Persons and subject to no other Liens (except
               Liens permitted by Section 8.06 hereof).  The respective pledgor or assignor is, and will be, the sole and beneficial owner (or,
               in the case of any leasehold interests, the lessee) and has, and will have, good and marketable title to all such owned Properties and a valid leasehold interest in all such leased Properties, in each case free and clear of all Liens (except Liens permitted by
               Section 8.06 hereof).  No filings or recordings are required in order to perfect the security interests created under, and/or the
               Liens granted by, the Security Documents except for filings and other steps to be taken with respect to the Liens created by the
               Security Documents as contemplated thereby.


                         7.18  Certain Representations included in
               Unistar/Infinity Transaction Documents. Each of the repre-sentations and warranties made by the Company in Article III of the Stock Purchase Agreement and Article II of the Securities Purchase Agreement (other than Sections 2.14, 2.16, 2.17 and 2.19 of the Securities Purchase Agreement) are true in all material respects on the date hereof as if made on and as of such date.

                          7.19 Senior Indebtedness. The Loans, when made, will constitute "Senior Indebtedness" under and as defined in the 6-3/4% Debenture Indenture and in the 9% Debenture Indenture.

                         7.20  Disclosure.  No information, report, financial
               statement, exhibit, schedule or disclosure letter (including, without limitation, the Proxy Statement) furnished in writing by or on behalf of the Company or any of its Subsidiaries to the
               Administrative Agent or any Bank in connection with the
               negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto contains any untrue statement of material fact or omits or omitted to state any material fact necessary to make the statements therein, in light of the
               circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the
               Company and its Subsidiaries to the Administrative Agent and the
               Banks in connection with this Agreement and the other Basic
               Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or
               (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  As of the Closing Date, there will be no fact (other than matters of a general economic nature) known to any Obligor that could have a
               Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement,
                exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the transactions contemplated hereby.

                          7.21 Certain Documents. The Company has furnished to the Administrative Agent and each of the Banks true and complete copies of each of the Unistar/Infinity Transaction Documents, each as in effect on the date hereof.



                         Section 8. Covenants of the Company. The Company covenants and agrees with the Banks and the Agents that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company and the other Obligors hereunder:


                          8.01 Financial Statements. The Company will deliver to each of the Banks:

                         (a) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each Fiscal Year, consolidated statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of such Fiscal Year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding Fiscal Year, accompanied by a certificate of a Senior Officer of the Company, which certificate shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnote disclosure);

                         (b)  as soon as available and in any event within 90
                    days after the end of each Fiscal Year, consolidated
                    statements of income, retained earnings and cash flow of the
                    Company and its Consolidated Subsidiaries for such year and
                   the related consolidated balance sheet as at the end of such

                     Fiscal Year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding Fiscal Year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such Fiscal Year in accordance with generally accepted accounting principles, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any
                     Default continuing as of the date of such certificate;


                          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;


                          (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;


                          (e)  as soon as possible, and in any event within ten
                     days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a Senior Officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or an ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

                               (i)  any reportable event, as defined in
                          Section 4043(b) of ERISA and the regulations issued
                          thereunder, with respect to a Plan, as to which PBGC
                          has not by regulation waived the requirement of
                          Section 4043(a) of ERISA that it be notified within 30
                          days of the occurrence of such event (provided that a
                         failure to meet the minimum funding standard of
                         Section 412 of the Code or Section 302 of ERISA shall
                         be a reportable event regardless of the issuance of any
                         waivers in accordance with Section 412(d) of the Code);


                              (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                             (iii)  the institution by PBGC of proceedings under
                          Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                             (iv) the complete or partial withdrawal by the Company or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
                         Section 4041A of ERISA; and


                              (v)  the institution of a proceeding by a
                         fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;


                         (f) not less than three Business Days prior to the occurrence of any transaction or event that would give rise to an obligation to make a prepayment of Loans pursuant to
                    Section 3.04(a) or (d) hereof, notice thereof describing such transaction or event and the expected proceeds to be received therefrom, in detail satisfactory to the Administrative Agent;

                         (g) not later than the end of the first fiscal quarter of each Fiscal Year, a budget for the Company and its

                     Subsidiaries for the current Fiscal Year in detail reasonably satisfactory to the Majority Banks, and
                    thereafter from time to time any modification to such budget as soon as available;

                         (h) promptly after the Company knows that any Default has occurred, notice of such Default, describing the same in reasonable detail and describing the steps being taken to remedy the same;

                         (i) immediately upon becoming aware that the holder of any note or any other evidence of Indebtedness of the Company or any of its Subsidiaries has given notice or taken any other action with respect to a claimed default or event of default, a notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and the steps being taken to remedy the same;

                         (j) promptly upon receipt by the Company, a copy of each report sent by the Company's independent certified public accountants which deliver the opinion on the Company's financial statements pursuant to clause (b) above in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries, and promptly upon completion of any response report, a copy of such response report;


                         (k) as soon as possible and in any event within ten days after the Company has received any written notice or other written communication from any governmental authority to the effect that the Company or any of its Subsidiaries is not in compliance with any Environmental Laws, a notice of such circumstance describing the same in reasonable detail;

                         (l) at the time the Company furnishes each set of financial statements pursuant to clause (a) or (b) above, summaries in detail reasonably satisfactory to the Administrative Agent of the operating revenues and operating expenses of the Company and its Subsidiaries; and

                          (m)  promptly, from time to time, such other
                    information regarding (i) the business, affairs, operations or conditions (financial or otherwise) of the Company or any of its Subsidiaries, (ii) compliance by the Company with its obligations contained in the Basic Documents and the

                     Unistar/Infinity Transaction Documents and (iii) the other transactions contemplated hereby, in each case as any Bank or the Administrative Agent may reasonably request.

               The Company will furnish to each Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Senior Officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and
               (ii) setting forth in reasonable detail the computations or other information necessary to determine whether the Company is in compliance with Sections 3.04, 8.05, 8.06, 8.07, 8.08, 8.10 and
               8.11 hereof.


                         8.02 Litigation. The Company will promptly give to each Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.


                         8.03  Existence, Etc.  The Company will, and will cause
               each of its Subsidiaries to:  (a) preserve and maintain its legal existence and all of its material rights, privileges and
               franchises (provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted by Section 8.12 hereof); (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being
               contested in good faith and by proper proceedings and against which adequate reserves (determined in accordance with GAAP) are being maintained; (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and (e) permit representatives
               of any Bank or the Administrative Agent, during normal business
                hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be).


                         8.04  Insurance.  The Company will, and will cause each
                of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

                          8.05 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures in any Fiscal Year to exceed the sum of (a) $2,000,000 plus (b) for each Fiscal Year commencing on and after December 1, 1994, the excess, if any, of the aggregate amount of Capital Expenditures permitted in the immediately preceding Fiscal Year over the actual amount of Capital Expenditures made by the Company and its Consolidated Subsidiaries in such immediately preceding Fiscal Year (provided that the amount of such excess for such immediately preceding Fiscal Year shall not exceed $2,000,000).


                         8.06  Liens.  The Company will not, and will not permit
               any of its Subsidiaries to, create, incur or suffer to exist
               (a) any Lien on or in respect of any of the Stock Collateral except (i) Liens created pursuant to the Security Documents,
               (ii) prior to the Closing Date, Liens created pursuant to the
               Existing Credit Agreement and (iii) with respect to periods after the Closing Date, for Permitted Liens of the type described in paragraphs (b) and (c) of the definition of "Permitted Liens" set forth in Section 1.01 hereof, or (b) any Lien on or in respect of any of its other Properties now owned or hereafter acquired, securing Indebtedness or other obligations, except (i) Liens created pursuant to the Security Documents, (ii) Permitted Liens,
               (iii) prior to the Closing Date, Liens created pursuant to the
               Existing Credit Agreement, and (iv) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its
               Subsidiaries, each of which Liens either (x) existed on such
               Property before the time of its acquisition and was not created
            in anticipation thereof or (y) was created solely for the purpose
                of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of
                construction) of such Property, provided that no such Lien shall extend to or cover any Property of the Company or any of it
                Subsidiaries other than the Property so acquired and/or
                improvements thereon.

                          8.07  Indebtedness, Etc.

                         (a) The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any Indebtedness except:

                          (i) Indebtedness of the Company and its Subsidiaries under this Agreement, the Notes or any of the Security Documents;

                          (ii) until the Closing Date, Indebtedness of the Company under the Existing Credit Agreement;


                          (iii)  the 6-3/4% Debentures;

                         (iv) Capital Lease Obligations and Indebtedness of the Company and its Subsidiaries secured by Liens permitted under Section 8.06(b)(iv) hereof up to but not exceeding $2,000,000 at any one time outstanding;

                          (v) Indebtedness of the Company's Subsidiaries in respect of the loans and advances referred to in
                     Section 8.08(d)(ii) hereof;


                          (v) additional Indebtedness of the Company up to but not exceeding $5,000,000 at any one time outstanding; and

                          (vi) Interest Rate Protection Agreements entered into pursuant to Section 8.13 hereof.

                          (b) The Company will not permit the aggregate outstanding face amount of the 9% Debentures to exceed (i) $18,500,000 during the period commencing on the Closing Date and ending on the 90th day thereafter, and (ii) $0 from and after such 90th day.

                         8.08 Investments and Joint Ventures. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any other Investment in any Person or enter into any Joint Venture, except:


                         (a) Investments of the Company and its Subsidiaries in direct obligations of the United States of America, or any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or any agency thereof, in each case maturing no more than 90 days from the date of acquisition thereof;

                         (b) the Company or any of its Subsidiaries may acquire and hold certificates of deposit and other time deposits of, and bankers' acceptances (provided that such time deposit or bankers' acceptance shall mature within one year after the date so acquired), and other bank accounts with, any Bank or any other bank having capital and surplus of at least $500,000,000;


                         (c) the Company or any of its Subsidiaries may acquire and hold commercial paper (i) issued by any bank holding company controlling any Bank or (ii) rated A-2 or better by Standard & Poor's Corporation or P-2 or better by Moody's Investors Service, Inc.;


                         (d) (i) existing Investments of the Company or any of its Subsidiaries in their respective existing Subsidiaries and the Unistar Acquisition, and (ii) additional Investments by the Company or any of its Subsidiaries in the ordinary course of business in the form of loans and advances to their respective Subsidiaries, provided that such loans and advances are evidenced by promissory notes and such promissory notes are delivered to the Administrative Agent under the Security Agreement as collateral security for the Secured Obligations (as defined in the Security Agreement) promptly upon the making of the related loan or advance, such promissory notes to constitute Pledged Debt under and as defined in the Security Agreement;

                          (e) Investments in the form of Acquisitions permitted by Section 8.12(b)(ii) hereof;

                          (f) existing Investments and Joint Ventures of the Company and its Subsidiaries listed on Schedule IV hereto;

                          (g) additional Investments and Joint Ventures of the Company and its Subsidiaries up to but not exceeding $1,000,000 in the aggregate at any one time outstanding minus the aggregate amount of Acquisitions made from and after the date hereof under Section 8.12(b)(i) hereof;

                         (h) loans or advances to officers and employees by the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business; and

                          (i) Investments in money market funds substantially all of whose assets consist of Investments permitted by clauses (a), (b) and (c) of this Section 8.08.

                          8.09 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except for:


                          (a) the conversion of 9% Debentures into shares of common stock (and cash payments for fractional shares of such common stock of the Company in connection therewith), or the redemption or retirement of the 9% Debentures on terms which have substantially the same economic effect for the Company as a conversion thereof in accordance with the terms of the 9% Debenture Indenture;

                         (b) the conversion of the 6-3/4% Debentures into shares
                     of common stock of the Company (and cash payments for fractional shares of such common stock in connection therewith) in accordance with the terms of the 6-3/4% Debenture Indenture;


                         (c) subject to the subordination provisions applicable thereto, cash payments by the Company of principal of and interest on the Subordinated Debt (but only in the amounts and at the times required to be made by the terms thereof);

                          (d)  payments by the Company in respect of the
                     repurchase by the Company of any capital stock, or Equity
                     Rights therefor, issued to employees of the Company, in an
                     aggregate amount not exceeding the sum of (i) $250,000
                     during any Fiscal Year (but not exceeding $2,000,000 in the aggregate), and (ii) the net proceeds of issuances of
                     capital stock to employees of the Company after the Closing
                     Date;


                          (e) with respect to each Equity Issuance after the date hereof, other Restricted Payments by the Company in an amount not exceeding (i) 50% of the net proceeds of such Equity Issuance minus (ii) the aggregate amount of Acquisitions made under Section 8.12(b)(ii) hereof with proceeds from such Equity Issuance, provided that (x) both prior to and after giving effect to each such Restricted Payment, no Default shall have occurred and be continuing, and (y) no such Restricted Payment shall be made prior to the prepayment required to be made under Section 3.04(d) hereof with respect to such Equity Issuance;

                         (f) (i) the issuance and delivery to INI of Incentive Warrants pursuant to Section 2.3 of the Management Agreement, and (ii) subject in each case to the terms of the Management Services Subordination Agreement and provided that, both prior to and after giving effect to each such payment, no Default shall have occurred and be continuing:

                               (x) cash payments of Management Fees to Infinity
                          at the times and in the amounts provided for by
                          Section 2.1 of the Management Agreement in respect of each Fiscal Year; and

                               (y) a cash payment of Management Fees to Infinity
                          at the times and in the amounts provided for by
                          Section 2.2 of the Management Agreement, so long as:

                                    (1) at least three Business Days (but not
                               more than 30 Business Days) prior to the date of
                               such payment, the Company shall have delivered to
                               the Administrative Agent the financial statements
                               required to be delivered for such Fiscal Year
                               pursuant to Section 8.01(b) hereof and a
                               certificate of a Senior Officer of the Company
                               setting forth a computation of the Excess Cash
                               Flow for the prior Fiscal Year and describing the
                               amount of such Management Fees to be paid; and

                                   (2)  such payment shall be made promptly
                              following any prepayment required to be made under
                              Section 3.04(c) hereof with respect to Excess Cash Flow for such prior Fiscal Year; and


                          (g) payments by the Company to redeem the Company's
                     outstanding Class Action Warrants when and to the extent required by the terms thereof.

                          8.10  Debt Ratios.


                          (a) Senior Debt Ratio. The Company will not permit the Senior Debt Ratio, at the Closing Date and at any Quarterly Date occurring during any period specified below, to exceed the ratio set forth opposite such period:

                          Period (both dates inclusive)           Ratio
                          _____________________________           _____
                          Closing Date to 5/31/95                 4.75:1
                          6/1/95  to 8/31/95                      4.50:1
                          9/1/95  to 2/29/96                      4.25:1
                          3/1/96  to 8/31/96                      3.75:1
                          9/1/96  to 8/31/97                      3.25:1
                          Thereafter                              3.00:1


                         (b) Total Debt Ratio. The Company will not permit the Total Debt Ratio, at the Closing Date and at any Quarterly Date occurring during any period specified below, to exceed the ratio set forth opposite such period:

                          Period (both dates inclusive)           Ratio
                          _____________________________           _____
                          Closing Date to 5/31/95                 5.25:1
                          6/1/95  to 8/31/95                      5.00:1
                          9/1/95  to 2/29/96                      4.75:1
                          3/1/96  to 8/31/96                      4.25:1






                          9/1/96  to 8/31/97                      3.75:1
                          Thereafter                              3.00:1

                          (c)  Fixed Charges Ratio.  The Company will not permit
                    the Fixed Charges Ratio to be less than 1.10 to 1.00 on the

                     Closing Date and any Quarterly Date occurring after the Closing Date.

                          8.11 Total Interest Coverage Ratio; Total Pro Forma Debt Service Coverage Ratio.


                         (a) Total Interest Coverage Ratio. The Company will not permit the Total Interest Coverage Ratio, at the Closing Date and at any Quarterly Date occurring during any period specified below, to be less than the ratio set forth opposite such period:

                          Period (both dates inclusive)           Ratio
                          _____________________________           _____

                          Closing Date to 11/30/94                2.00:1
                          12/1/94 to 11/30/95                     2.25:1
                          12/1/95 to 11/30/96                     2.50:1
                          Thereafter                              3.00:1

                          (b) Total Pro Forma Debt Service Coverage Ratio. The Company will not permit the Total Pro Forma Debt Service Coverage Ratio to be less than 1.15:1 on the Closing Date and any Quarterly Date occurring after the Closing Date.


                          8.12  Prohibition of Fundamental Changes

                          (a) The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

                          (b) The Company will not, and will not permit any of its Subsidiaries to, effect any Acquisition or create or Acquire any new Subsidiary other than Unistar and other than:


                          (i) Acquisitions which, together with the Investments
                     permitted by Section 8.08(g) hereof, do not exceed
                     $1,000,000 in the aggregate, and

                          (ii) with respect to each Equity Issuance after the
                     date hereof, Acquisitions by the Company in an amount not exceeding (1) 50% of the net proceeds of such Equity Issuance minus (2) the aggregate amount of Restricted

                     Payments made under Section 8.09(e) hereof with proceeds from such Equity Issuance, provided that:

                              (x) both prior to and after giving effect to each
                         such Acquisition, no Default shall have occurred and be continuing,

                              (y) no such Acquisition shall be made prior to the
                          prepayment required to be made under Section 3.04(d) hereof with respect to such Equity Issuance, and


                               (z) each business, group of assets or Person so
                          Acquired shall have Operating Cash Flow for the twelve months ended on or most recently ended prior to the date of such Acquisition of at least $1; and


                         (c) The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise Dispose of, in one transaction or a series of transactions, all or any substantial part of its business, all or any part of its tangible personal Property, all or any part of its trademarks, copyrights, programming or other intangible personal Property, or all or any substantial part of its real property, whether now owned or hereafter acquired, except for Dispositions by the Company and its Subsidiaries to each other and except that the Company and/or any Subsidiary may Dispose of (i) any inventory or other Property in the ordinary course of business and on ordinary business terms, (ii) obsolete or worn-out Property, tools or equipment no longer used or useful in its business, (iii) KM Records, Inc. and (iv) other Property in an aggregate amount not exceeding $500,000 in any Fiscal Year.

                         8.13  Interest Rate Protection Agreements.  The Company
               will from time to time enter into and maintain in full force and effect Interest Rate Protection Agreements with one or more of the Banks (and/or with other counterparties reasonably
               satisfactory to the Majority Banks), pursuant to documentation and on terms reasonably satisfactory to the Majority Banks, which effectively enable the Company, as at any date (commencing no later than 90 days after the Closing Date), to protect itself against fluctuations in the rates of interest on the Loans as to a notional principal amount at least equal to 50% of the Loans then outstanding for a period of at least three years from such
                date.

                         8.14 Sale or Discount of Receivables. The Company will not, and will not permit any of its Subsidiaries to, discount or sell with recourse, or sell for less than the greater of the face value or market value thereof, any of its notes receivable or accounts receivable.


                          8.15 Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage, directly or indirectly, in any business other than producing and distributing radio programs, sales of advertising time, and supporting activities related thereto.

                         8.16 Transactions With Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) make any Investment in an Affiliate,
               (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate, (c) merge or consolidate with or purchase or acquire any assets from an Affiliate, (d) Guarantee or assume any obligations of an Affiliate or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate; provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Company and its Subsidiaries and receive reasonable compensation or indemnification in connection with his or her services in such capacity, (ii) the Company or any of its Subsidiaries may enter into any transaction with an Affiliate in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate and (iii) subject to Section 1.7 of the Management Agreement, nothing herein shall be deemed to prohibit the Company from engaging in the transactions contemplated by the Unistar/Infinity Transaction Documents.


                         8.17  Use of Proceeds.  The Company will use the
               proceeds of the Loans solely for the following purposes:  (a) the proceeds of the Term Loans will be used solely (i) to finance the
               Unistar Acquisition and the payment of Restructuring Expenses,
               (ii) to repay the Indebtedness outstanding under the Existing
               Credit Agreement and the Retained Unistar Debt and other amounts owing in respect thereof and (iii) for general corporate purposes of the Company and its Subsidiaries, and (b) the proceeds of the

                Revolving Credit Loans will be used for general corporate purposes of the Company and its Subsidiaries.

                         8.18 Certain Obligations Respecting Subsidiaries. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that (a) the Company at all times following the Closing Date owns (subject only to the Lien of the Security Agreement) all of the Unistar Shares and (b) except as permitted by Section 8.12 hereof, the Company and each of its other Subsidiaries at all times owns (subject only to the Lien of the Security Agreement) at least the same percentage of the issued and outstanding shares of each class of stock of each of its other Subsidiaries as is owned by it on the date of this Agreement. Without limiting the generality of the foregoing, none of the Company nor any of its Subsidiaries shall sell, transfer or otherwise Dispose of any shares of stock of any Subsidiary owned by them, nor permit any such Subsidiary to issue any shares of stock of any class whatsoever to any Person (other than to the Company or to another Obligor). In the event that (a) any such additional shares of stock shall be issued by any such Subsidiary or (b) any Obligor shall create or Acquire any new Subsidiary (subject to Section 8.12(b) hereof) and shall thereby become the owner of shares of capital stock of such Subsidiary, in each case, the respective Obligor agrees forthwith to deliver to the Administrative Agent, pursuant to the Security Agreement, the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement (and each of the Banks hereby authorizes the Administrative Agent to take such action, and to execute such documents and other instruments, as may be necessary to give effect to the creation and perfection of such security interests).


                          8.19 Modifications of Certain Documents; Subordinated Debt.

                         (a)  The Company will not, without the prior consent of
               the Majority Banks, (i) waive, amend or otherwise modify any provision of any of the Subordinated Debt Documents, (ii) waive, amend or otherwise modify any provision of any of the
               Unistar/Infinity Transaction Documents in any manner that could
               have a material adverse effect on the Banks, or (iii) waive, amend or otherwise modify any provision of the Class Action
               Warrants in any manner that is materially adverse to the Company.

                          (b) The Company will not, and will not permit any Subsidiary to, amend or otherwise modify any provision of its charter or by-laws in any manner that would have a material adverse effect on the Banks without the prior consent of the Majority Banks.


                         (c) Except as permitted by Sections 8.09(a) and 8.09(b) hereof, the Company will not, without the prior consent of the Majority Banks, exercise any option or right under any of the Subordinated Debt Documents to prepay, redeem, defease, or to make any payment the effect of which is to prepay, redeem or defease, any of the Subordinated Debt.

                         (d) The Company will at all times exercise its option under Section 1402 of the 6-3/4% Debenture Indenture (and take all action as shall be necessary to give effect to such exercise) to apply all 6-3/4% Debentures that shall have been redeemed or converted on or prior to the Closing Date as a credit against the mandatory sinking fund payments required from time to time by said Indenture.



                          Section 9.  Guarantee

                         9.01  Guarantee.  Each of the Subsidiary Guarantors
               hereby jointly and severally guarantees to each of the Banks and the Agents and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by
               acceleration, by mandatory or optional prepayment or otherwise)
               of (a) the principal of and interest on the Loans made by the
               Banks to, and the Note held by each Bank of, the Company and all other amounts from time to time owing to the Banks or the
               Administrative Agent by the Company under this Agreement and under the Notes and by each of the Obligors under each of the other Basic Documents, and (b) all obligations of the Company to any Bank in respect of Interest Rate Protection Agreements entered into by the Company and such Bank pursuant to
               Section 8.13 hereof, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called
             the "Guaranteed Obligations").  Each of the Subsidiary Guarantors
               hereby further jointly and severally agrees that if any of the
               Guaranteed Obligations shall not be paid in full when due
               (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise), such Subsidiary Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.


                         9.02 Obligations Unconditional. The obligations of each of the Subsidiary Guarantors under Section 9.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Obligor under this Agreement or any other Basic Document or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
               Section 9.02 that the obligations of the each of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the extent permitted by applicable law, the occurrence of any one or more of the following shall not affect the liability of any of the Subsidiary Guarantors under this Section 9:


                          (i) at any time or from time to time, without notice to such Subsidiary Guarantor, the time for any performance of or compliance with any of its Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;


                        (ii) any of the acts mentioned in any of the provisions of this Agreement or any other Basic Document shall be done or omitted;

                        (iii)  the maturity of any of the Guaranteed Obligations
                     shall be accelerated, or any of the Guaranteed Obligations
                     shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Basic

                    Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or


                         (iv) any lien or security interest granted as security for any of the Guaranteed Obligations shall fail to be perfected.

               Each of the Subsidiary Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any of the Agents and the Banks exhaust any right, power or remedy or proceed against any other Obligor under this Agreement or any other Basic Document or against any other Person under any other guarantee of, or security for, any of such Subsidiary Guarantor's Guaranteed Obligations.

                         9.03 Reinstatement. The obligations of each of the Subsidiary Guarantors under this Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Subsidiary Guarantor in respect of any of the Obligor's Guaranteed Obligations is rescinded or must be otherwise restored by any holder of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and each of the Obligors jointly and severally agrees that it will indemnify each of the Agents and the Banks on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.


                         9.04  Subrogation.  Each of the Subsidiary Guarantors
               hereby jointly and severally agrees that until the payment and satisfaction in full of all of the Guaranteed Obligations and the expiration and termination of all Commitments under this
               Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01 hereof, whether by subrogation or otherwise, against any other

                Obligor or any other guarantor of any of the Guaranteed

                Obligations or any security for any of such Guaranteed Obligations.

                         9.05 Remedies. Each of the Subsidiary Guarantors jointly and severally agrees that, as between the Subsidiary Guarantors, on the one hand, and the Agents and the Banks, on the other hand, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 9.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by such Subsidiary Guarantor for purposes of said Section 9.01.


                          9.06  Continuing Guarantee.  The guarantee in this
                Section 9 is a continuing guarantee, and shall apply to all Guaranteed Obligations of each of the Subsidiary Guarantors whenever arising.


                          9.07  Rights of Contribution.  The Subsidiary
                Guarantors hereby agree, as between themselves, that if any of them (an "Excess Funding Guarantor") shall pay any Guaranteed
                Obligations under Section 9.01 hereof in excess of such Excess
                Funding Guarantor's Pro Rata Share (as hereinafter defined) of such Guaranteed Obligations, the other such Obligors shall, on demand (but subject to the next sentence hereof), pay to such
                Excess Funding Guarantor an amount equal to their respective Pro
                Rata Shares of such Excess Funding Guarantor's payment.  The payment obligation of each of such Subsidiary Guarantors to any
                Excess Funding Guarantor under this Section 9.07 shall be
                subordinate and subject in right of payment to the prior payment in full of the obligations of such Obligor under the other provisions of this Section 9 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.  For the purposes hereof, "Pro Rata Share" shall mean, for any Subsidiary Guarantor, a percentage equal to the
              percentage that the excess of the fair value of its assets as at

                December 31, 1993 over the amount of its liabilities (including contingent liabilities) as at such date is of the excess of the aggregate value of the assets of all other Subsidiary Guarantors as at such date over their aggregate liabilities (including contingent liabilities) as at such date.


                         9.08 Limitation on Subsidiary Obligor Obligations. In any action or proceeding involving any State corporate law, or any State or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any of the Subsidiary Guarantor under Section 9.01 hereof would otherwise, taking into account the provisions of
               Section 9.07 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said
               Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Subsidiary Guarantor, any Bank, the Agents or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.


                          Section 10. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

                         (a) The Company shall default in the payment or prepayment when due of any principal of or interest on any Loan; or the Company shall default in the payment of any fee or any other amount payable by it hereunder which shall remain unremedied for a period of three days; or the Company shall default in the payment of any fee or other amount payable by it under the Security Documents for a period of five days after notice from the intended recipient of such fee or other amount; or

                          (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $250,000 or more beyond any applicable grace periods, or in the payment when due of any amount under any Interest Rate Protection Agreement for a notional principal amount
                    exceeding $1,000,000; or the Company shall become obligated to purchase or otherwise acquire, prior to the stated maturity thereof, any of its other Indebtedness aggregating $250,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such other event is to cause, or would (after giving effect to any applicable notice requirement or grace period) permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid, purchased or otherwise acquired in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

                         (c) Any representation, warranty or certification made or deemed made in any Basic Document (or in any modification or supplement thereto) by any Obligor, or any certificate furnished to any Bank or any of the Agents pursuant to the provisions thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or


                         (d) The Company shall default in the performance of any of its obligations under any of Sections 8.05, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.17, 8.18
                    or 8.19 hereof; or the Company shall default in the performance of any of its obligations under Section 8.06 or
                    8.16 hereof and such default shall continue unremedied for a period of 15 days; or any Obligor shall default in the performance of any of its obligations, under this Agreement or any other Basic Document which imposes on it a monetary obligation and such default shall remain unremedied for a period of three days; or, except as otherwise provided in this paragraph (d), any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after such Obligor obtains actual knowledge thereof or after notice thereof to the Company by any Agent or any Bank (through any Agent); or

                         (e) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                         (f)  The Company or any of its Subsidiaries shall
                    (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

                         (g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
                    (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or
                    (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

                         (h)  A final judgment or judgments for the payment of
                    money in excess of $250,000 in the aggregate shall be
                    rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company and/or any of its Subsidiaries and the same shall not be discharged
                    (or provision shall not be made for such discharge), or a
                     stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within said period of 30
                     days, or such longer period during which execution of the
                     same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                         (i) An event or condition specified in Section 8.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute, in the reasonable judgment of the Majority Banks, a Material Adverse Effect; or

                         (j) Except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason; or shall cease to give the Administrative Agent the Liens, rights, powers and privileges purported to be created thereby (including without limitation a prior perfected security interest in and Lien on all of the Properties covered thereby in accordance with the terms thereof) in favor of the Administrative Agent, subject to no equal or prior Liens (except as permitted thereby); or

                         (k) the Management Agreement shall be terminated or
               otherwise cease to be in full force and effect, or the Company is or becomes entitled to terminate the Management Agreement under
               Section 3.2(b)(ii) thereof; or

                         (l) (i) less than one-third of the members of the Board
                    of Directors of the Company shall be persons designated by INI, or (ii) from and after the 90th day following the Closing Date, less than a majority of the members of the Board of Directors of the Company shall be designated by INI or persons designated in the manner provided in Section 1(a) of the Voting Agreement; or


                          (m) any 9% Debentures shall remain outstanding on or
                     after the 90th day following the Closing Date;

               THEREUPON: (i) in the case of an Event of Default other than an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10 the Administrative Agent may and, upon request of the Majority Banks, shall, by notice to the Company, cancel all of the Commitments then in effect and declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts owing by the Company to the Administrative Agent, the Co-Agents and the Banks under this Agreement and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable, without presentment, demand, protest or other formalities of any kind all of which are hereby expressly waived by the Obligors and (ii) in the case of the occurrence of an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10, the Commitments forthwith shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company under this Agreement and the Notes shall become automatically immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

                          Section 11.  The Agents


                          11.01 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers (if any) as are reasonably incidental thereto. None of the Co-Agents, in their capacity as Co-Agents, shall have any duties or responsibilities under this Agreement or any fiduciary relationship with the Administrative Agent, or any Bank, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or any other Basic Document or otherwise exist against any Co-Agent in its capacity as Co-Agent hereunder. No Agent (which term, either in the singular or the plural, as used in this sentence and in
                Section 11.05 and the first sentence of Section 11.06 hereof shall include reference to such Agent's affiliates and its own and its affiliates' officers, directors, employees and agents):
                (a) shall have any duties or responsibilities except those





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                                              - 92 -



               expressly set forth in the Basic Documents with respect to such
               Agent (if any); (b) shall by reason of any Basic Document be a trustee for any of the Banks or the other Agents; (c) shall be responsible to any of the Banks or the other Agents for any recitals, statements, representations or warranties contained in any Basic Document, or in any certificate or other document referred to or provided for in, or received by it under any Basic
               Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Basic Document or any other document referred to or provided for herein or therein or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder; (d) except as expressly required by any Basic Document, shall be required to initiate or conduct any litigation or collection proceedings under any Basic
               Document; or (e) shall be responsible for any action taken or omitted to be taken by it under any Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each of the Agents shall be
               conclusively entitled to assume that the conditions precedent set forth in Section 6 hereof have been satisfied unless such Agent has received a notice to the effect that any of such conditions have not been satisfied from either the Majority Banks or, if the related borrowing is of a Term Loan, the Majority Term Loan
               Banks, or, if the related borrowing is of a Revolving Credit
               Loan, the Majority Revolving Credit Banks, in each case referring to the relevant subsection(s) and stating that the relevant condition(s) have not been satisfied or unless the Company so notifies such Agent.  Each Agent may employ agents and
               attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by such Agent in good faith.  Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with a notice of such assignment or transfer to the Company.
               Each of the Banks hereby irrevocably authorizes the
               Administrative Agent to execute, deliver and/or perform each of the Security Documents.  The Administrative Agent is hereby authorized to determine whether the cost to the Obligors is disproportionate to the benefit to be realized by the Banks by perfecting a Lien in any given Property, or whether any given
               Property is immaterial or of inconsequential value, and if the

                Administrative Agent makes any such determination the applicable Obligor(s) shall not be required to perfect a Lien on such Property in favor of the Administrative Agent.

                         11.02 Reliance by Each Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Banks or, if and to the extent required hereby or by any other Basic Document, in accordance with instructions given by all of the Banks, the Majority Term Loan Banks and/or the Majority Revolving Credit Banks, as the case may be, and such instructions of such Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks or, if applicable, on all of the Term Loan Banks and/or Revolving Credit Banks, as the case may be.

                          11.03  Defaults.


                         (a) No Agent shall be deemed to have knowledge or notice of the occurrence of a Default (except, in the case of the Administrative Agent only) unless it has received notice from another Agent, a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, it shall give prompt notice thereof to the Banks.


                          (b)  The Administrative Agent shall (subject to
                Sections 11.01, 11.05 and 11.07 hereof) take such action with respect to any Default as shall be directed by the Majority
                Banks, or, if and to the extent required herein or in any other
                Basic Document, all of the Banks, the Majority Term Loan Banks
                and/or the Majority Revolving Credit Banks, as the case may be, provided that, unless and until the Administrative Agent shall
                have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from
               taking such action, with respect to such Default as it shall deem advisable in the best interest of all of the Banks, except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the agreement or consent of the
               Majority Banks, the Majority Term Loan Banks, the Majority
               Revolving Credit Banks or all of the Banks.

                         11.04 Rights as a Bank. With respect to its Commitment(s) and the Loans made by it, each Agent (and any successor to any Agent) in its capacity as a Bank hereunder or under any Basic Document shall have the same rights and powers hereunder or thereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include each Agent in its individual capacity. Each Agent (and any successor to any Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with any of the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as an Agent, and each Agent and its affiliates may accept fees and other consideration from any of the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Banks.


                         11.05  Indemnification.  The Banks agree to indemnify
               the Administrative Agent (to the extent not reimbursed under
               Section 12.03 hereof, but without limiting the obligations of the
               Company under said Section 12.03) ratably in accordance with the aggregate principal amount of the Loans and, if any of the
               Commitments are then in effect, the aggregate unused amount of such Commitments held by the Banks, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation or any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.03 hereof, but excluding, unless a Default has occurred and is continuing, normal
               administrative costs and expenses incident to the performance of
                its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful
                misconduct of the party to be indemnified.


                         11.06 Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Basic Documents. No Agent shall be required to keep itself informed as to the performance or observance by any Obligor or other party of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) which may come into the possession of such Agent or any of its affiliates.

                          11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                         11.08 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by giving notice thereof to the Banks, the other Agents and the Company, and the





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                                              - 96 -



               Administrative Agent and any Co-Agent may each be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Co-Agent, as the case may be, in each case (except during the continuance of a Default or an Event of Default) with the consent of the Company (which consent shall not be unreasonably withheld), provided that any failure of the Company to object to a proposed successor Agent within 15 days after notice of the proposed appointment to the Company shall be deemed to constitute consent of the Company to such appointment of such proposed successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal, as the case may be, and consented to by the Company (but only if the consent of the Company to the appointment of a successor Agent is required as provided above), then the retiring Agent may, on behalf of the relevant Banks, appoint a successor Agent, which shall be a Bank which has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as an Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.


                          11.09 Collateral Sub-Agents. Each Bank by its execution and delivery of this Agreement agrees that, in the event it shall hold any Investments of any Obligor constituting part of the Collateral under and as defined in the Security Agreement, such Investments shall be held in the name and under the control of such Bank, and such Bank shall hold such Investments as a collateral sub-agent for the Administrative Agent under the Security Agreement. Each Obligor and Bank, by its execution and delivery of this Agreement hereby consents to the foregoing.

                          Section 12.  Miscellaneous.

                         12.01 Waiver. No failure on the part of any Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                          12.02 Notices. All notices and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Company, in the case of any Obligor other than the Company); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

                         12.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Banks and each of the Agents for paying:
               (a) all reasonable out-of-pocket costs and expenses of the respective Agents (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase), in connection with (i) the review, negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the Unistar Acquisition Documents and the making of Loans hereunder and
               (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Basic Documents; (b) all reasonable out-of-pocket costs and expenses of each of the Banks and the Agents (including reasonable counsels' fees) in connection with any Default and any enforcement or collection proceedings resulting therefrom (including the enforcement of this Section 12.03); and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Basic Document or any other document referred to herein or therein.

                         The Company hereby agrees (to the fullest extent
               permitted by law) to indemnify each Agent and each Bank and their respective directors, officers, employees and agents for, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including any and all losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements incurred by any Agent to any Bank) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any of the Commitments and the Loans or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans or any of the other transactions contemplated hereby or by the other Basic Documents or other Unistar Acquisition Documents, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).


                          12.04  Amendments, Etc.

                         (a) Any provision of this Agreement (including the Schedules hereto) or the Notes may be amended only by an instrument in writing signed by the Obligors (or, in the case of the Notes, the Company only) and (except as otherwise provided below in this Section 12.04(a)) the Majority Banks, or by the Company (in the case of this Agreement, acting with the agreement or consent of the other Obligors, provided that the Agents and the Banks may conclusively assume that any such action by the Company has been agreed or consented to by the other Obligors) and the Administrative Agent (in the case of this Agreement, acting with the agreement or consent of, except as otherwise so provided, the Majority Banks), and any provision of this

               Agreement (including the Schedules hereto) or the Notes may be waived by (except as otherwise so provided) the Majority Banks or by the Administrative Agent (acting with the agreement or consent of, except as otherwise so provided, the Majority Banks);
               provided that, except as otherwise expressly provided in clauses
               (i) through (iv) below, the agreement or consent of the Majority
               Banks shall not be required to take any of the actions referred to in any of said clauses (i) through (iv):  (i) any modification or waiver altering the terms of Section 4 or 5 hereof shall require the agreement or consent of all of the Banks that would be adversely affected thereby; (ii) any alteration of this
               Section 12.04 or the definition of "Majority Banks", "Term Loan
               Banks", "Revolving Credit Banks", "Majority Term Loan Banks" or
               "Majority Revolving Credit Banks" shall require the agreement or consent of each of the Banks; (iii) any modification or waiver extending any date fixed for any scheduled payment of principal of or interest on the Term Loans, or reducing the amount of any scheduled payment of principal thereof or the rate at which interest is payable thereon or the amount of any fee payable to the Term Loan Banks hereunder shall require the agreement or consent of all of the Term Loan Banks and any extension of the term or increase in the amount of a Term Loan Commitment of any
               Term Loan Bank shall require the agreement or consent of such
               Term Loan Bank, provided that, solely for the purpose of
               determining whether or not the condition precedent specified in
               Section 6.03(a)(i) hereof is satisfied with respect to borrowings under the Revolving Credit Commitments, at any time during the continuance of a Payment Default, any modification or waiver extending the date fixed for any scheduled payment of principal of or interest on the Term Loans shall also require the agreement or consent of the Majority Revolving Credit Banks; and (iv) any modification or waiver extending the date fixed for any scheduled payment of principal of or interest on the Revolving Credit Loans or reducing the amount of any scheduled payment of principal thereof or the rate at which interest is payable thereon or the amount of any fee payable to the Revolving Credit Banks hereunder shall require the agreement or consent of all of the Revolving
               Credit Banks and any extension of the term or increase in the amount of the Revolving Credit Commitment of any Revolving Credit
               Bank shall require the agreement or consent of such Revolving
               Credit Bank.  Anything in this Section 12.04 to the contrary notwithstanding, any modification or waiver of any provision of this Agreement or any of the other Basic Documents reducing the
                rights or increasing the obligations of any Agent hereunder or thereunder shall require the agreement or consent of such Agent.

                         (b) The Administrative Agent may, with the prior consent of the Majority Banks (but not otherwise), consent to any modification, supplement or waiver of any of the Security Documents, provided that, without the prior consent of each Bank, the Administrative Agent may not (except as provided herein or in the Security Documents) modify, supplement or waive any term with respect to the application of proceeds under and pursuant to the Security Agreement or release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property which is the subject of a Disposition of Property permitted hereunder or to which the Majority Banks have consented hereunder.

                         12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no Obligor may assign any of its rights or obligations hereunder or under any of the other Basic Documents without the prior consent of all of the Banks and the Agents.


                          12.06  Bank Assignments and Participations.

                         (a)  Subject to paragraph (b) below, each Bank may
               assign to any other Bank or any other bank or financial
               institution all or any part of its Loans and Commitments,
               provided that: (i) except for an assignment consented to by the
               Administrative Agent and, except during the continuance of an
               Event of Default, any such assignment of less than all of such
               Bank's Loans and Commitments of each series to a single assignee shall be in a minimum amount of $5,000,000 and (iii) each partial assignment by such Bank of its Term Loans and Term Loan
               Commitments or its Revolving Credit Loans or Revolving Credit
               Commitments shall be made in such a manner so that the same proportion of each of its outstanding Term Loans and Term Loan
               Commitments (if then in effect) or Revolving Credit Loans and
               Revolving Credit Commitments (if then in effect), as the case may be, is assigned to the assignee.  Upon written notice to the
               Company and the Administrative Agent of an assignment permitted hereunder (which notice shall identify the assignee, the amount
               of the assignor's Loan(s) and Commitment(s) assigned in detail reasonably satisfactory to the Administrative Agent), the
               assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Bank hereunder holding the
               Loan(s) and/or Commitment(s) assigned to it (in addition to the
               Loan(s) and Commitment(s) of such series, if any, theretofore held by such assignee).  In connection with the assignment by a
               Bank of all or any portion of its Loan(s) and/or Commitment(s) to another Person as permitted hereunder, upon request of such Bank or such Person, the Company will issue promissory notes in substantially the form of Exhibit A-1 or A-2 hereto (as
               appropriate) (as such form may have been modified), each dated the date of the Notes originally issued hereunder (or, if
               interest has been paid on such Loan(s), the last day through which interest shall have been paid on such Loan(s)) and payable to the order of such Person in a principal amount equal to the
               Loan(s) so assigned and otherwise duly completed, and the
               assigning Bank shall make an appropriate notation on the schedule attached to the related Note(s) held by it as to the principal amount of the Loan(s) and/or Commitment(s) so assigned.

                          (b) If any assignment made pursuant to paragraph (a), above shall be made to any Person that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, such Person shall furnish such certificates, documents or other evidence to the Company and the Administrative Agent as shall be required by Section 5.06 hereof to evidence such Person's exemption from U.S. withholding taxes with respect to any payments under or pursuant to this Agreement because any such payments to such Person are effectively connected with the conduct by such Person of a trade or business in the United States.

                         (c)  A Bank may sell or agree to sell to one or more
               other Persons a participation in all or any part of any Loans held by it, or in its Commitment(s), provided that each purchaser of a participation (a "Participant"), except as otherwise
               provided in Section 4.07(c) or 5.06(e) hereof, shall not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant).
               Each Bank's right to sell such participations is subject to the following conditions:  (i) such Bank's obligations under this

               Agreement (including, without limitation, its Commitment(s), if any, hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance of such obligations and (iii) the Obligors, the Agents, and the other Banks shall continue to be entitled to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. All amounts payable by the Company to any Bank under Section 5 hereof in respect of the Loan(s) held by it, and its Commitment(s), shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan(s) and Commitment(s), and as if such Bank were funding and maintaining each of such Loan(s) and Commitment(s) in the same way that it is funding and maintaining the portion of such Loan and Commitment in which no participations have been sold. In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Bank may agree with the Participant that it will, on behalf of the Participant, request the Company to furnish information to such Bank for delivery to the Participant, of the type specified in Section 8.01(m) hereof and may further agree with the Participant that it will not, without the consent of the Participant, agree to any of the following (but only if and to the extent that such agreement would have an adverse effect on the Participant): (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Bank's related Commitment(s), (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant,
               (iii) reduce the amount of any such payment of principal or
               (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee.


                          (d) Anything in this Section 12.06 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

                         (e) A Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.12(b) hereof.


                         12.07 Survival. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 12.03 hereof and the obligations of the Banks under Sections 11.05 and 12.12 hereof shall survive the repayment of the Loans and the termination of the Commitments.
               In addition, each representation and warranty made, or deemed to be made by a notice of any borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan hereunder, any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or any of the Agents may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.


                          12.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.


                         12.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                         12.10  Governing Law; Submission to Jurisdiction.  This
               Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.  Each Obligor hereby submits to the nonexclusive jurisdiction of the United
               States District Court for the Southern District of New York and
               of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each
               Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the
                laying of the venue of any such proceeding brought in such a
                court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                         12.11 Waiver of Jury Trial. EACH OF THE OBLIGORS, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                          12.12  Treatment of Certain Information;
                Confidentiality.

                         (a) The Company acknowledges that (i) services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more subsidiaries or affiliates of such Bank and (ii) information delivered to each Bank by the Company and its Subsidiaries may be provided to each such subsidiary and affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of clause (b) below as if it were a Bank hereunder.

                         (b) Each Bank and each Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to the Banks or the Agents, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or any of the Agents, (iii) at their request, to bank examiners or other regulators having analogous responsibilities, (iv) to auditors or accountants, (v) to the Agents or any other Bank (or to Chase Securities, Inc.), (vi) in connection with any litigation arising under or in connection with the transactions contemplated by this Agreement or the other Basic Documents, (vii) to a subsidiary or affiliate of such Bank as provided in clause (a) above or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit F hereto. In no event shall any Bank or any Agent be obligated or required to return any materials furnished by the Company.


                         12.13 Senior Indebtedness. Each of the parties hereto agrees that the obligations of the Company with respect to the Loans hereunder and under the Notes constitute "Senior Indebtedness" under and as defined in the 6-3/4% Debenture Indenture and "Senior Indebtedness" under and as defined in the 9% Debenture Indenture.

                         IN WITNESS WHEREOF, the parties hereto have caused this
               Credit Agreement to be duly executed as of the day and year first above written.

                                              COMPANY
                                              _______

                                              WESTWOOD ONE, INC.




                                              By  /s/  Eric R. Weiss
                                               ___________________________
                                               Title: Senior Vice President

                                            Address for Notices:


                                           c/o Infinity Broadcasting Corporation
                                            600 Madison Avenue
                                            New York, New York  10022
                                            Attention:  Mel Karmazin


                                            Telecopier No.: (212) 888-2959
                                            Telephone No.:  (212) 750-6400

                                              SUBSIDIARY GUARANTORS
                                              _____________________

                                              WESTWOOD ONE RADIO, INC.




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              MUTUAL BROADCASTING SYSTEM, INC.




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President


                                             WESTWOOD NATIONAL RADIO CORPORATION




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                            WESTWOOD ONE SATELLITE SYSTEMS, INC.




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President


                                              WESTWOOD ONE STATIONS-NYC, INC.

                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                      WESTWOOD ONE STATIONS GROUP, INC. (f/k/a
                                                Westwood One Stations, Inc.)




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              NATIONAL RADIO NETWORK, INC.
                                              ____________________________


                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              THE SOURCE, INC.



                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              TALKNET, INC.




                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President


                                              KM RECORDS, INC.



                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              WESTWOOD ONE STATIONS-LA, INC.



                                              By  /s/  Eric R. Weiss
                                                 __________________________
                                                 Title: Senior Vice President

                                              BANKS AND CO-AGENTS
                                              ___________________

                                              THE CHASE MANHATTAN BANK
                                               (NATIONAL ASSOCIATION)



                                              By  /s/  William E. Rottino
                                                 ________________________
                                                 Title: Vice President



                                              Address for Notices:

                                              The Chase Manhattan Bank
                                                (National Association)
                                              1 Chase Manhattan Plaza

                                              New York, New York  10081

                                              Telecopier No.: (212) 552-4095

                                              Telephone No.:  (212) 552-4846


                                              Attention:  William Rottino


                                              Lending Office for all Loans:


                                              The Chase Manhattan Bank
                                                (National Association)
                                              1 Chase Manhattan Plaza
                                              New York, New York 10081

                                              BANK OF MONTREAL, as a Bank
                                                and as a Co-Agent



                                              By  /s/  Catherine Shea
                                                 ____________________
                                                 Title: Director



                                              Address for Notices:

                                              Bank of Montreal
                                              430 Park Avenue - 16th Floor
                                              New York, NY  10022


                                              Telecopier No.: (212) 605-1525
                                                              (212) 605-1648

                                              Telephone No.:  (212) 605-1423


                                              Attention:  Catherine Shea
                                                          Director

                                              Lending Office for all Loans:


                                              115 South LaSalle Street - 11th Fl
                                              Chicago, Illinois  60603

                                        THE FIRST NATIONAL BANK OF BOSTON, as a
                                                Bank and as a Co-Agent



                                              By  /s/  Lisa Gallagher
                                                 ____________________
                                                 Title: Director



                                              Address for Notices:

                                              Bank of Boston
                                              100 Federal Street
                                              Boston, MA  02110



                                              Attention: Steve Pratt-Otto

                                              Telecopier No.: (617) 434-3401


                                              Telephone No.:  (617) 434-5425


                                              Lending Office for all Loans:


                                              Bank of Boston
                                              Loan Processing
                                              100 Federal Street (01-1B-12)
                                              Boston, MA  02110

                                              ADMINISTRATIVE AGENT
                                              ____________________

                                              THE CHASE MANHATTAN BANK
                                                (NATIONAL ASSOCIATION),
                                                as Administrative Agent



                                              By  /s/  William E. Rottino
                                                 ________________________
                                                 Title: Vice President


                                              Address for Notices to Chase as
                                               Administrative Agent:

                                              The Chase Manhattan Bank
                                                (National Association)

                                              New York Agency
                                              4 Chase Metrotech Center
                                              13th Floor
                                              Brooklyn, New York  11245


                                              Telecopier No.:  (718) 242-6900

                                              Telephone No.:   (718) 242-7970

                                            Attention:     Lilianne Pouponneau